    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2001


                                                      REGISTRATION NO. 333-65600
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 6


                                  FORM SB-2/A
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                INFOTOPIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              NEVADA                                                                    95-4685068
  (STATE OR OTHER JURISDICTION OF                                                    (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                                                  IDENTIFICATION NUMBER)

                          3635 BOARDMAN CANFIELD ROAD
                               CANFIELD, OH 44406
                                 (330) 702-3700
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             INCORP SERVICES, INC.
                         3675 PECOS-MCLEOD, SUITE 1400
                            LAS VEGAS, NEVADA 89121
                                 (702) 866-2500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                             PHONE: (212) 661-3535
                              FAX: (212) 972-1677
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED           PER UNIT(1)             PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock registered on behalf of
  certain shareholders, par value $.001
  per share..............................       4,603,347              $2.15(1)           $ 9,897,196(1)          $2,475(2)
Common Stock registered on behalf of
  debenture and warrant holder, par value
  $.001 per share........................       2,500,000              $1.11(3)           $ 2,775,000(3)          $  694(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock registered on behalf of
  certain shareholders, par value $.001
  per share..............................       5,424,387              $1.11(3)           $ 6,021,070(3)          $1,504(2)
---------------------------------------------------------------------------------------------------------------------------------
Total....................................       12,527,734                                 $18,693,266              $4,673
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of Infotopia, Inc. Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on July 20, 2001.
(2) Fee previously paid.
(3) Estimated in accordance with Rule 457(c) solely for the purpose of the registration fee based on the average of the high and low prices of Infotopia, Inc. Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on August 15, 2001.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 18, 2001


PROSPECTUS

                       12,527,734 SHARES OF COMMON STOCK

                                INFOTOPIA, INC.

                    COMMON STOCK, PAR VALUE $.001 PER SHARE

     The selling shareholders named herein are selling up to 12,527,734 shares of our common stock, including 2,500,000 shares issuable to Sea Spray Holdings, Ltd. upon the conversion of a secured convertible debenture issued to it.

     Our common stock is currently traded on the Nasdaq Stock Market OTC Bulletin Board under the symbol "IFTA." On October 11, 2001, the last reported sales price of a share of Infotopia common stock was $0.365 per share. This price reflects a 1:200 reverse stock split of our common stock that took effect at the close of business on June 21, 2001.

     INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    3
Where You Can Find More Information.........................    6
Forward Looking Statements..................................    6
Description of Business.....................................    6
Use of Proceeds.............................................   14
Selling Shareholders........................................   14
Plan of Distribution........................................   16
Legal Proceedings...........................................   17
Directors, Executive Officers, Promoters and Control
  Persons...................................................   18
Description of Securities...................................   19
Limitation of Liability and Indemnification.................   20
Related Party Transactions..................................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Description of Property.....................................   26
Market for Common Equity and Related Stockholder Matters....   27
Executive Compensation......................................   28
Financial Statements........................................  F-1

                               PROSPECTUS SUMMARY

     The following summarizes the business and operations of Infotopia, Inc. (referred to in this prospectus as "we", "us", "Infotopia" or the "Company"). This summary is not complete and does not contain all of the information about us or all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under the caption "Risk Factors" and the information in the financial statements and the notes to the financial statements that are included in this prospectus. The securities offered by this prospectus involve a high degree of risk. See "Risk Factors."

THE COMPANY

     INFOTOPIA, INC. (Formerly Flex Marketing, Inc. (OH)) was incorporated under the laws of Ohio on September 11, 1997 ("Infotopia Ohio"). The company was acquired by its parent company, National Boston Medical, Inc., in a share exchange agreement executed on November 21, 1998.

     On April 25, 2000, Dr. Abravanel's Formulas, Inc., a Nevada corporation
(DABV), acquired Infotopia Ohio, when we were a wholly owned subsidiary of National Boston Medical, Inc. in a share exchange in which 100% of our outstanding stock was exchanged for 100% of the common stock of DABV. As a result of the share exchange, DABV changed its name to Infotopia, Inc.

     The accompanying financial statements include the accounts of Infotopia, Inc., and its subsidiary Infotopia Ohio.

     We are in the direct marketing/direct to retail marketing business, which encompasses the sale of various products through commercials, infomercials, print media, radio, the Internet and all traditional methods of selling to the consumer such as traditional retail. In particular, we utilize electronic retailing, in which electronic media, such as television, radio and the Internet, is used to convey all the information a consumer needs to make a buying decision, and to make a specific offer to the consumer, with an appeal to make an immediate buying decision. We receive and process almost all of our orders for directly marketed products through a customer service call center or through direct online Internet orders. The orders are routed to "fulfillment centers" from which products are shipped directly to the consumers. The call centers and fulfillment centers are contracted entities. We market a variety of healthcare, fitness, weight reduction, recreation, cooking aid, and skin care products through direct marketing/direct to retail marketing. Our securities are quoted on the Over-the-Counter Bulletin Board under the symbol IFTA.OB

     Our revenues originate from the sale of healthcare, fitness, weight reduction, recreation, kitchen products and skin care products. During the past quarter, we have significantly increased the range of our product mix and have entered into a number of agreements to further broaden our product mix.

     Our objective is to be one of the leading direct marketing companies in the United States. To achieve this, it will be necessary for us to expand the size of our revenues through marketing our current products, acquiring new products to market, and continuing to generate revenue through multiple revenue streams. We also need to capitalize on our early marketing success by continuing to expand the current distribution channels and to maintain our focus on emerging trends while continuing to retain our high level of expertise in this industry.

PRODUCT LINE

     We currently market the Cooking Saddle (a cooking device which allows meats, such as large turkeys, to be removed from an oven pan easily), the Backstroke (a back massager), the Torso Tiger (an abdominal and upper body workout machine), the Body by Jake Bun and Thigh Rocker (an exercise product that allows the user to trim and tone the hips and thighs), the Hot Mommies System (a program designed to give mothers essential nutrients for health and vitality), the Total Tiger (an exercise product for upper and lower body), "Michael Thurmond's Six Week Body Makeover," and Safeshield (an anti-microbial that kills bacteria such as staph, e-coli, psuedomonas and salmonella and various viruses).

     We develop new products based on ideas that come from a variety of sources, including inventors, suppliers, trade shows, industry conferences, and strategic alliances with various manufacturing and consumer products companies. As of the date of this Registration, we have approximately 21 new products that are in various stages of evaluation or development, and expect to be able to market approximately 6 new products through March 2002, pending completion of the supporting infomercials.

IMC/MIT TRANSACTION

     On July 23, 2001, we entered into a letter of intent with Infomercial Management Corporation, Modern Interactive Technology, Inc., and their principals, providing us with, among other things, an exclusive option to acquire all of the issued and outstanding stock of each of the two firms. This transaction is more fully described in our "Description of Business" section.

MARKET RESEARCH

     Our industry is extremely competitive, with a number of entities offering similar products and/or advertising through similar media. We estimate the number of competitors in the home fitness equipment sector to be 75. We are not aware of any competitors marketing products similar to the Hot Mommies System or the Cooking Saddle through the same marketing channels. Our competitive position is affected by our ability to develop attractive advertising campaigns for our products, and to acquire and/or develop the rights to attractive products. Diminished consumer interest in our products would adversely affect our business. Likewise, an inability to develop new and attractive products would adversely affect our competitive position.

     We also compete on the basis of customer service and efficient inventory control and product distribution, which includes allowing for product returns and warranties. Many of our competitors possess greater financial resources, wider brand name recognition, broader distribution networks and other resources and characteristics that may give these competitors a competitive advantage.

  Products to be Released through March 2002

     We currently have approximately 21 new products that are in various stages of evaluation or development, and expect to be able to market approximately 6 new products through March 2002, pending completion of the supporting infomercials.

  Going Concern

     Our financial statements have been prepared on the assumption that we will continue as a going concern. You should refer to the auditors' report, note 13 to our unaudited financial statements for the period ended June 30, 2001, and note 16 to our audited financial statements, all of which are continued in the financial statements included in this prospectus.

                                  RISK FACTORS

     The following factors should be reviewed carefully in conjunction with the other information in this Prospectus and our financial statements which are incorporated by reference. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this Prospectus and presented elsewhere by our management from time to time. See "Forward-Looking Statements."

     WE HAVE A LIMITED OPERATING HISTORY. We emerged via a spin-off and share exchange agreement from National Boston Medical, Inc. and a subsequent reverse merger with Dr. Abravanel's Formulas, Inc. in April 2000. New management was appointed immediately following the reverse merger and a complete overhaul of our operations and our marketing strategies were implemented. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. Despite our recent growth in sales and net income, we cannot assure you that these trends will continue or that we will remain profitable.

     WE RELY ON SALES OF CERTAIN KEY PRODUCTS. Our financial success depends almost entirely on marketing our innovative products such as the Tiger brand line, which has generated substantial sales. We recently expanded our presence in the home and commercial fitness equipment markets by entering into a licensing agreement to market the Body By Jake Bun & Thigh Rocker. We plan to diversify our product line in the future and we have begun to do so. Despite these efforts, our financial performance remains dependent on a few products. Any significant diminished consumer interest in Tiger brand and Body by Jake Bun & Thigh Rocker products would adversely affect our business. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient sales to justify the cost of developing and marketing these products.

     WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR EXISTING OPERATIONS AND ANTICIPATED GROWTH. We have grown significantly since April 2000, when we implemented new management and marketing campaigns. We intend to continue to pursue an aggressive growth strategy. To manage our growth effectively, we believe that we must:

     - Develop a business plan for new additional products or brand line extensions;

     - Maintain a high level of manufacturing quality and efficiency;

     - Continue to enhance our operational, financial and management systems and controls;

     - Effectively expand, train and manage our employee base; and

     - Maintain an effective and efficient customer call center and inventory control and distribution system through third parties.

Our failure to properly manage any of these or other growth-related challenges could adversely affect our business. We cannot assure you that we will succeed in effectively managing our existing operations or our anticipated growth.

     A DECLINE IN CONSUMER SPENDING DUE TO UNFAVORABLE ECONOMIC CONDITIONS COULD HINDER SALES OF OUR CONSUMER PRODUCTS. The success of each of our products depends substantially on how consumers decide to spend their money. Unfavorable economic conditions may depress consumer spending, especially for premium priced products like ours.

     OUR FINANCIAL PERFORMANCE MAY BE VULNERABLE TO RAPIDLY CHANGING PREFERENCES IN THE CONSUMER FITNESS MARKET. Our net sales and profitability depend significantly on the acceptance of our existing and future fitness products within the consumer fitness market. This market is characterized by rapidly changing fitness trends and fads. Frequent innovations and improvements are necessary to maintain consumer interest in fitness products. Our financial performance may be harmed if we are unable to successfully adapt the Tiger brand line or any of our consumer products to these changing trends and fads.

     OUR FINANCIAL PERFORMANCE WOULD BE HARMED IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OR DIRECTLY MARKET NEW CONSUMER PRODUCTS. Our growth strategy and financial performance depend in part on our ability to develop or acquire the rights to, and then directly market, new consumer products. Our net sales would be harmed if we are unable to develop or acquire the rights to premium quality, premium priced consumer products that satisfy our direct marketing criteria. In addition, any new products that we directly market may not generate sufficient net sales or profits to justify their development or acquisition costs.

     WE DEPEND ON CERTAIN KEY EMPLOYEES. We will depend heavily upon the services of certain officers and directors of the Company, including in particular, Daniel Hoyng and Ernest Zavoral. We do not have key person life insurance on the lives of these individuals but we are in the process of obtaining such insurance. We have employment contracts in effect with five of our executive officers, Daniel Hoyng, our Chairman and Chief Executive Officer, Ernest Zavoral, our President, Clinton Smith, our General Counsel, Greggory C. Kofford, our Chief Financial Officer and Marek Lozowicki, our Senior Vice President. While we may hire additional qualified individuals to work in various capacities for the Company, the loss of the services of any of the officers and directors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

     WE FACE REGULATORY RISKS. We are regulated by various federal, state and local authorities, including the Federal Trade Commission, the Consumer Products Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. We believe we are in material compliance with all applicable rules and regulations. If we are incorrect, or if we violate such regulations in the future, we may be subject to regulatory enforcement efforts. Any regulatory enforcement efforts, particularly any actions that could interrupt our direct marketing efforts or result in a product recall, would adversely affect our business.

     FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price for our common stock. See "Shares Eligible for Future Sale."

     INCREASES IN PRODUCT RETURNS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. Any material increase in the quantity of products returned by our customers for purchase-price refunds could adversely affect our financial performance.

     OUR WARRANTY RESERVES MAY BE INSUFFICIENT TO COVER FUTURE WARRANTY CLAIMS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. We offer warranties on all of our principal products. If our warranty reserves are inadequate to cover future warranty claims on our products, our financial performance could be adversely affected. We have limited returns currently with all of our products and we have limited returns with warranty claims for these products. The manufacturer does indemnify us for factory defects, however.

     OUR MARKET IS INTENSELY COMPETITIVE. Each market in which we participate is intensely competitive. We believe that more than 75 companies manufacture and market commercial and home fitness equipment. Important competitive factors in this market include price, product quality and performance, diversity of features, warranties and customer service. We believe that our products are competitive in each of these categories. However, many of our competitors possess greater financial resources, wider brand name recognition, broader distribution networks and other resources and characteristics that may give them a competitive advantage.

     WE FACE PRODUCT LIABILITY RISKS. We are subject to potential product liability claims if our products injure or allegedly injure our customers or other users. We believe that our insurance coverage and reserves adequately cover potential product liability claims. However, we may have inaccurately assessed our product liability risk. In addition, we may be unable to purchase sufficient insurance coverage at an affordable price, or our insurers may fail to satisfy their obligations. If our insurance coverage and reserves are inadequate to cover future product liability claims, our business may be adversely affected.

     WE FACE RISKS ASSOCIATED WITH ANY FUTURE ACQUISITIONS. We intend to explore growth opportunities through strategic acquisitions that would enhance our direct marketing capabilities or product lines. If we identify and pursue an acquisition opportunity, our management may be required to devote a significant amount of time and effort to the process, which could unduly distract them from our existing operations. If we complete an acquisition, we expect to face significant challenges integrating the acquired business into our operations. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired product or technology may not perform as we expect. Any such difficulties would adversely affect our business. In addition, the size, timing and integration of any acquisitions could cause substantial fluctuations in our operating results. To pay for an acquisition, we may use common stock or cash, including the proceeds of the offering. See "Use of Proceeds." Alternatively, we may borrow money from banks or other lenders. If we use common stock, the ownership interest of our shareholders would be diluted. If we use cash or debt, our financial liquidity will be reduced.

     INCREASES IN ADVERTISING RATES MAY REDUCE OUR PROFITABILITY. We depend primarily on television commercials and television infomercials to market our products. Consequently, the price we must pay for our preferred media time significantly affects our financial performance. If the cost of our preferred media time increases, it may increase our selling and marketing expenses and decrease our profitability.

     OUR SALES MAY MATERIALLY DECLINE IF OUR CUSTOMER SERVICE CALL CENTER STOPS OPERATING. We receive and process almost all orders for our directly marketed products through our customer service call center. See "Business -- Direct Marketing." Our call center could stop operating for a number of reasons, including poor weather, natural disaster, or fire. If our backup facilities and contingency plans are ineffective to handle such problems, we could not sell our directly marketed products during the affected period. Our business could be substantially harmed if our call center stops operating for a significant time period. We do have backup capabilities because if the center were down, our lines could be migrated elsewhere to ensure continuity in our customer service operation.

     OUR FAILURE OR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD SIGNIFICANTLY HARM OUR COMPETITIVE POSITION, AND WE COULD ALSO INCUR SUBSTANTIAL COSTS TO DEFEND CLAIMS THAT WE HAVE VIOLATED THE PROPRIETARY RIGHTS OF
OTHERS. Protecting our intellectual property is an important factor in maintaining our competitive position in the fitness industry. If we do not or are unable to adequately protect our intellectual property, our sales and profitability could be adversely affected. We currently are a licensee for a number of patents and trademarks. However, our efforts to protect our proprietary rights may be inadequate and applicable laws provide only limited protection. In addition, we believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we may not be able to successfully prevent others from claiming that we have violated their proprietary rights or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. We could incur substantial costs in defending against such claims, even if they are invalid, and we could become subject to judgments requiring us to pay substantial damages.

     OUR DIRECTORS HAVE THE AUTHORITY TO DESIGNATE ONE OR MORE CLASSES OF PREFERRED STOCK. Our Articles of Incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock. Such preferred stock may have such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Our directors could use this authority, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Infotopia.

     FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Future sales of shares of common stock by existing shareholders under Rule 144 of the Act or through the exercise of outstanding registration rights or the issuance of shares of common stock upon the exercise of options or warrants could materially adversely affect the market price of the common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are available for sale under Rule 144 in the public market or will become available for sale in the near future and no predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the common stock prevailing from time to time. The shares of common stock being registered pursuant to this prospectus, in particular the shares underlying the debenture, may have a dilutive effect on the holdings of current shareholders.

THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                      WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

                           FORWARD LOOKING STATEMENTS

     This Prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                            DESCRIPTION OF BUSINESS

     We were incorporated under the laws of Ohio on September 11, 1997. We were originally controlled by National Boston Medical, Inc., pursuant to an exchange agreement executed on November 21, 1998. Subsequently, on April 25, 2000, Dr. Abravenel's Formulas, Inc., a Nevada corporation, acquired us in a share exchange in which all of our stock was exchanged for all of the stock of Dr. Abravenel's Formulas, Inc. As a result of this share exchange, the parent Nevada entity changed its name to Infotopia, Inc. The financial statements in this prospectus include the accounts of Infotopia, Inc. and Infotopia-Ohio.

     On April 5, 2001, we bought from National Boston Medical, Inc. all of the outstanding stock of a subsidiary of that firm that manufactures a germicidal skin protectant, which we are now marketing and distributing in the food service, medical and retail markets through a master distributor. As described elsewhere in this prospectus, certain of our executive officers were formerly executive officers of National Boston Medical, Inc.

     On July 23, 2001, we entered into a letter of intent with Infomerical Management Corporation, Modern Interactive Technology, Inc., and their principals, providing us with, among other things, an exclusive option to acquire all of the issued and outstanding shares of common stock of each of the two firms. Should such option be exercised, each of these firms will become wholly-owned subsidiaries of ours. The closing of this transaction is subject to, among other things, the completion and approval of usual and customary due diligence reviews, execution and delivery of a definitive agreement, and the receipt of a fairness opinion regarding the purchase price in the transaction. We cannot predict at this time whether this will be completed, or when such transaction will be completed.

     We are in the direct marketing/direct to retail marketing business, which encompasses the sale of various products through a variety of media, including commercials, infomercials, print media, radio, the Internet, and traditional retail outlets. In particular, we use electronic retailing via television, radio and the Internet, to convey to a customer all necessary buying decision information, and to make a specific offer to the consumer, with an appeal to make an immediate buying decision. Increases in advertising rates may reduce our profitability, by increasing our selling and marketing expenses.

     We receive and process almost all of our orders for directly marketed products through a customer service call center, or through direct online Internet orders, which are then routed to what are known as fulfillment centers, from where the products are actually shipped directly to the consumers. The customer service call center/telemarketing and fulfillment functions for our major products are primarily performed by West Direct, Inc. and Promotions Distributor Services Corp. The services of these firms are contracted through Infomercial Management Corporation, which serves as our campaign manager for our major products. The fees to West Direct, Inc. average approximately $6-7 per order, based primarily on the length of the telephone call and any required additional services (for example, any necessary liasing with Promotions Distributor Services Corp). The fees for Promotions Distributor Service Corp. range from approximately $3 to greater than $40 per order, based primarily on the weight and size of the order, any special handling charges, and any credit card transaction fees. Through June 30, 2001, we paid West Direct, Inc. approximately $1.4 million or 90% of our total telemarketing expenses. We paid Promotions Distributor Services Corp. approximately $1.5 million through June 30, 2001 for fulfillment services or 91% of our total fulfillment expenses. The contract with West Direct, Inc. is automatically renewable for additional six month periods on the same terms and conditions after the initial six month period expires in January, 2002, and the contract with Promotions Distributor Services Corp. is automatically renewable for additional three month terms on the same terms and conditions after the initial six month term expired on June 30, 2001. Both contracts are non-exclusive. If our call center stops operating for a significant time period for any number of reasons, including poor weather, natural disasters, or fires, and our backup facilities and contingency plans are ineffective to handle such problems, we would not be able to sell our directly marketed products during the affected period, which could substantially harm our business.

     Any increase in product returns or demands for warranty coverage would likewise affect our profitability, as would any claims for product liability that would not be covered by insurance coverage or reserves.

     Our revenues are derived from a mix of healthcare, fitness, weight reduction, recreation and kitchen products.

MAJOR PRODUCTS:

     Our major products are the Body by Jake Bun and Thigh Rocker, the Total Tiger and Michael Thurmond's Six Week Body Makeover. During the first six months of 2001, our gross revenues were $60.3 million, of which the Body by Jake Bun and Thigh Rocker accounted for approximately $45.6 million and the Total Tiger and Michael Thurmond's Six Week Body Makeover accounted for $9.3 million and $4.2 million respectively. The following is a description of the major products:

  Body by Jake Bun & Thigh Rocker

     The Bun & Thigh Rocker is a fat burning, no impact aerobic machine, which has been specially engineered with a revolutionary arcing motion, called "Power Arc." The Bun & Thigh Rocker can increase metabolism to help lose fat and slim down by rocking the body through this arc, which works all the lower body's muscle groups. The included resistance bands offer different intensity levels from a beginner to an advanced workout.

  Total Tiger

     The Total Tiger tones the upper and lower body at the same time through the use of a patented Toning T. The Toning T supports and stabilizes the lower body allowing better mobility of the upper body while engaging the muscles in the legs and buttocks for a more effective workout. The hand gliders separate making it possible to change arm positions to focus on different upper body muscle groups, while simultaneously working the stomach area.

  Michael Thurmond's Six-Week Body Makeover

     The Six-Week Body Makeover is an easy to follow program that guarantees individuals that they will lose up to 30 pounds in six weeks. The program is completely customized to an individuals exact metabolism and body type through the use of a questionnaire, a video, a body reshaping blueprinting kit, custom eating and body sculpting plans, a Living Lean maintenance program, recipe guides and menu planners, a dining out guide and a toll-free hotline.

OTHER CURRENTLY MARKETED PRODUCTS:

     The following products are also being marketed by us. However, given their current sales volume, these are not deemed major products.

  Cooking Saddle

     The Cooking Saddle allows you to conveniently and easily lift turkeys, hams, roasts and chickens from the oven to the cutting board, hassle-free and with no mess. Made from 100 percent netted cotton, the Cooking Saddle is placed underneath the meat prior to roasting and can accommodate up to 30 pounds. It is recommended for one time use, but can be washed and reused. This product is in the initial roll-out phase and has primarily been marketed on TV shopping networks.

  Hot Mommies System

     The Hot Mommies System is a series of 100 percent natural dietary supplements that include Essential 3, which contains a chi boost to help rebuild youthful energy, increase sex drive, strengthen muscles and burn calories; the ultimate slimming formula, which contains herbs that are uniquely formulated to improve metabolic function; and a balancing formula, which combines herbs that help reduce PMS, curb sugar cravings, improve sleep, boost the immune system and aid with stress. The System's weight loss supplement, Fat Sweeper, containing chitosan, is a fat-trapping product that binds to the fat in foods that are eaten so the fat cannot be absorbed by the body and then can be eliminated through the digestive tract. This product is in the initial roll-out phase and being tested in various venues.

  Backstroke

     The Backstroke uses specifically designed massage rollers mounted on a frame that when placed on the floor, provide an individual with a therapeutic massage. Designed by a chiropractic physician, the Backstroke provides valuable muscle stimulation, enhanced circulation and therapeutic acupressure throughout the neck, back and torso. Because the rollers are placed in a specific pattern and vary in size and firmness, they provide the correct stimulation and acupressure for the entire back. The unit also includes an adjustable neck support roller and a video instruction tape. This product is currently being marketed and sold internationally.

  Torso Tiger

     The Torso Tiger is an abdominal and upper body exercise machine that allows the user to exercise the upper and lower abdominal muscles, waist, chest, back and shoulders, and triceps and biceps simultaneously. This Product is currently being marketed and sold internationally.

  Safeshield

     Safeshield is an anti-microbial that kills bacteria such as staph, e.coli, pseudomonas and salmonella and various viruses.

FUTURE PRODUCTS:

     The following products are in the final development stage and scheduled for release over the next six months. In addition to these products we are in the process of assessing the viability of approximately 15 additional products. The actual procurement and roll-out of these products, if at all, is not known.

PROSTA-NORM

     Prosta-Norm is an all-natural supplement that promotes seven ways to good prostate health. It contains three herbal therapies, each clinically proven to reduce symptoms of prostate enlargement and promote prostate health. The expected roll-out of this product is November 2001.

CAL-VANTAGE

     Cal-Vantage is an all natural, complete dietary supplement offering the highest quality form of calcium believed to be available. It is more effective in maintaining bone density and nearly twice as absorbable as the calcium in milk. Cal-Vantage also contains 15 other essential nutrients for good bone and heart health. The expected roll-out of this product is November 2001.

PERFECTA COOKWARE APPLIANCE SYSTEM

     Perfecta Cookware Appliance System by Wearever is the first self-watching, self-basting, speed cooking system that can fry, steam, roast and bake on top of the stove in approximately one fourth of the time of conventional cooking processes. An entire meal can be placed in the cookware, whether the foods are frozen, dry or fresh, and the Perfecta System, with its patented Thermo-Speed technology, will cook each dish without having to watch, stir or flip the foods. The projected roll-out date for this product is December 2001.

AIR BAKE

     Airbake cooking sheets, pizza pans and cake pans, can be immediately taken out of the oven and placed directly on any surface without the potential risk of burning or scorching surfaces as with most conventional bakewear products. These Airbake products have a non-stick Wearever surface that provides even heat and comes with patented cooking feet that do not get hot. The projected roll-out date for this product is December 2001.

SPUD WIZZ

     In 45 seconds, this unique potato peeling system can peel six-to-eight potatoes by the use of a water flowing mechanism. A hose is connected to the unit and to the kitchen faucet, while the consumer cranks the handle of the dome containing the potatoes. The appliance whirls the potatoes through the flowing water while expelling the peels through an open spout into the sink. The Spud Wizz can also be used to peel carrots, apples, beets, radishes, turnips and yams. The projected roll-out date for this product is January 2002.

TIGER GYM

     The Tiger Gym is a smooth, rocking motion, exercise machine that ergonomically positions the body to alleviate stress to the back and joints, while working the overall body. In addition to the exercise machine, the Tiger Gym also comes with a get Fit Kit that includes an instructional workout wall chart, a Sit and Get Fit instructional video, an advanced workout guide and a Tiger Gym Metabolic Optimizer herbal dietary supplement, which provides maintenance support for weight control management. The projected roll-out date for this product is March 2002.

MARKETING AND LICENSING RIGHTS

BODY BY JAKE BUN & THIGH ROCKER

     On November 30, 2000, we entered into a licensing agreement with Lohan Media, LLC to jointly market the Body by Jake Bun and Thigh Rocker and related upsell products in North America, excluding Canada. This agreement was subsequently amended January 1, 2001. The terms of this agreement call for us to pay an aggregate amount of $10.8 million by December 31, 2001 as compensation for the licensing rights and finders' fee to Loan Media LLC and Infomercial Management Corporation. Furthermore, we are to pay a weekly base royalty of 2% to Lohan Media LLC on all sales other than retail sales. After achieving more than $80.0 million in gross sales revenue, excluding retail, this royalty increases to 5%. We are also required to pay additional royalties of 3% on all direct response sales, 6% of home shopping channel sales and 4% of internet and all other sales. Bonus royalties of $250,000 are payable for every $5.0 million in sales after achieving $80.0 million in gross sales including retail. Reverse royalties of $0.75 per unit are payable to us for all international sales. We receive 45% of the adjusted gross revenue from all retail and home shopping channel sales. This agreement expires October 31, 2005 unless sooner terminated due to sales of less than $50,000 per week for 3 consecutive weeks or by our default with respect to any of the amounts payable to Lohan Media LLC.

TOTAL TIGER

     On October 30, 2000, we entered into a licensing agreement with Total Tiger Inc. to advertise, promote, market, sell, distribute, and to exploit the Total Tiger product on a worldwide basis. This agreement was subsequently amended effective April 1, 2001. Under the terms of this agreement, we are to pay an aggregate amount of $4.0 million by March 31, 2002 as compensation for the licensing rights and finders' fee to Total Tiger, Inc. and Infomercial Management Corporation. In addition, after achieving $40.0 million of gross sales revenue from worldwide sales other than retail, we are to pay Total Tiger, Inc. a weekly royalty of 7%. After achieving $40.0 million in gross sales revenue by any means and media, including wholesale/retail sales, we are to pay a weekly royalty of 3% for campaign management services. This agreement has a five-year term with an option for one or more additional periods subject to mutually agreeable terms. This agreement is permitted to terminate in the event we file for bankruptcy protection (voluntary or involuntary) or if we cease to be a publicly traded entity.

MICHAEL THURMOND'S SIX-WEEK BODY MAKEOVER

     On March 23, 2001, we entered into a licensing agreement with Provida Life Sciences, Inc. to jointly market via commercial or promotional spots on broadcast cable, satellite and all other forms of television transmission the Michael Thurmond Six-Week Body Makeover product. The licensing rights acquired also include any radio, internet or continuity programs that may be developed, but specifically excludes the rights to sell the product via print media (catalogs and newspapers), traditional retail outlets and home shopping channels including HSN and QVC. The licensing rights acquired are further limited to North America, excluding Canada. As consideration for the licensing rights acquired, we paid Provida Life Sciences, Inc. $1.2 million. Under this agreement, weekly royalties of 14% are payable to Provida Life Sciences, Inc. based on gross sales of the product. Weekly royalties of 3% are payable to Infomercial Management Corporation based on gross sales of the product for campaign management services. Bonus royalties of $125,000 or $62,500 are also payable to Provida Life Sciences, Inc. for every $3.5 million in gross sales depending on cumulative sales to media expense ratios that exceed 3.0 and 2.7 respectively. This agreement extends to June 30, 2004 unless terminated sooner and may be extended on terms to be mutually agreed by the parties.

     For the six months ended June 30, 2001, the royalties paid on our major products were: approximately $2.15 million in $45.6 million in gross revenues for the Body by Jake Bun and Thigh Rocker, no royalties on $9.3 million in gross revenues for the Total Tiger, and approximately $470,000 on $4.2 million in gross revenues for the Michael Thurmond's Six Week Body Makeover.

COOKING SADDLE

     The Cooking Saddle is an internally developed product for which we retain exclusive worldwide rights. Royalties of 3% of gross sales are payable to the inventor, Ernest Zavoral, President of Infotopia, Inc. To date, the Company has not paid any royalties on sales of this product.

HOT MOMMIES

     The Hot Mommies product is wholly owned by us. We purchased this product by an agreement dated November 30, 2000 with Hot Mommies Corporation, for a consideration of 2,261,765 (pre-split) shares, valued at $250,000. No royalties are payable on the Hot Mommies product.

SAFESHIELD

     The Safeshield product is wholly owned by us. We purchased it from National Boston Medical, Inc. for $500,000. No royalties are payable on the Safeshield product.

BACKSTROKE

     The Backstroke product is wholly owned by us. Royalties of 3% are payable to Dr. David Vitko on gross sales of the product and 2% on any upsells related to the product. In addition royalties of 1.5% of gross revenue are payable, respectively, to Ernest Zavoral, President of Infotopia, Inc. and Ray Hayek. No royalties have been paid on this product through the first six months of 2001.

TORSO TIGER

     On July 31, 2000, we entered into a licensing agreement with Torso Tiger, Inc. to advertise, promote, market, sell and distribute and otherwise exploit the Torso Tiger and related upsells by any manner and in any and all media and markets, on a worldwide basis. As partial consideration for the licensing rights acquired we issued 4.0 million shares of common stock valued at $600,000. Under this agreement, a weekly royalty is also payable to Torso Tiger, Inc. of 5% of the gross retail sales of the product and upsells and 17% of the gross wholesale revenues of the product and upsells, including, without limitation, internet sales through torsotiger.com and third party internet sales are payable to Torso Tiger, Inc. This agreement extends to June 10, 2002 unless sooner terminated due to our filing for bankruptcy protection (voluntary or involuntary) and may be extended on terms to be mutually agreed by the parties. As of December 31, 2000 we determined that the amount capitalized pertaining to the Torso Tiger was impaired and as such was written of, as the product was deemed to be only marketed on an international basis.

PROSTA-NORM AND CAL-VANTAGE

     On October 30, 2000 we entered into a licensing agreement with Modern Health Sciences, Inc. to advertise, promote, market, sell, distribute and otherwise exploit certain (at the time unnamed) natural health supplements relating to osteoporosis and enlarged prostate products in any all media markets now known or hereafter devised, excluding retail pharmacies not located in or part of major retail or wholesale stores or chains and direct sales to physicians. The term of this license is 5 years unless sooner terminated due to a filing for bankruptcy protection (voluntary or involuntary) by us or if we cease to be a publicly traded corporation. As consideration for this agreement, we issued 23,333 fully vested stock options immediately exercisable at $12.00 per share (adjusted for a 1:200 reverse stock split) and 2,000 unrestricted free trading shares (adjusted for a 1:200 reverse stock split) for the licensing rights to the products, infomercial production costs and other related expenses. We have allocated a value of $84,000 to the costs of the licensing agreement. A weekly royalty of 35% of gross sales is payable to Modern Health Sciences. To date, no royalties have been paid on this product.

PERFECTA COOKWARE APPLIANCE SYSTEM AND AIR BAKE

     On May 25, 2001, we entered into a marketing agreement with Mirro Division of Newell Operating Company for the exclusive right to market a patented line of cookware products known by, and marketed under the trademark "Perfecta," excluding certain retail and Internet sites. The exclusive period extends during a 13 week-period rollout period, during which we must spend in excess of $500,000 in marketing expenses, and can be extended automatically if we make certain levels of purchases. The general term of the agreement is for three years, expiring in May 2004. The agreement can be terminated by mutual agreement or upon 30 days' prior written notice by one party to another. Mirro can also terminate the agreement if we sell products in a manner not approved by Mirro. Either party may terminate the agreement if the other party files a bankruptcy petition. We are entitled to royalties for United States retail sales, based on 10% of the net sales of products covered by the agreement.

SPUD WIZZ

     On April 28, 2000, we entered into a licensing agreement with Lloyd Molloy and Intromark, Inc. to manufacture, use, distribute, sell, advertise, create brand recognition, promote and otherwise exploit the Spud Wizz and other future products by any and all means and media, in any and all markets, including but not limited to broadcast, cable, satellite and all other forms of television transmission. As consideration for the license rights acquired, we paid $10,000 as a non-refundable royalty prepayment cash advance against the first year's royalties. We must also pay the licensor a monthly royalty of 5% of gross sales revenue for products shipped during the month. An additional manufacturing royalty of $0.10 per unit will be paid for each unit shipped. A minimum royalty of $15,000 per quarter must be met. There shall be no minimum royalty payment requirement once we have sold 150,000 units; however the 5% gross royalty payments continue. We may terminate this agreement, or its rights to sell any individual product, at any time upon 30 days prior written notice by notifying the Licensor. The Licensor may terminate the agreement upon the event of our becoming insolvent, or filing for bankruptcy. Either we or the Licensor may terminate this agreement upon 30 days written notice to the other party upon the breach by the other party of any of its material representations, warranties, covenants or agreements contained in the agreement.

     We expect to market approximately 6 new products through March, 2002, and have a total of approximately 21 products in various stages of evaluation or development.

     Our business is intensely competitive; we believe that more than 75 companies manufacture and market commercial and home fitness equipment. We compete with these entities on the basis of price, product quality and performance, as well as diversity of product features, warranties and customer service. Many of our competitors, however, possess greater financial resources, wider brand name recognition, broader distribution networks and/or other resources and characteristics which may give them a competitive advantage.

     We are not dependent on any principal suppliers or customers, and the raw material for our products are generally widely available. We purchase the products we currently distribute from VitaQuest and Lohan Media LLC in the United States, Kongent in Taiwan, Vertex in Canada, and Pacnet Resources in the People's Republic of China and Taiwan. As our products are marketed mainly to consumers through television infomercials and the Internet, we are not dependent on any major customers. As of June 30, 2001, we did not have any material backlog of orders for any product or any material excess inventory for any product. Additionally, as of June 30, 2001, we did not have any material returns or warranty claims for any product. No governmental approval is required for any of our products. We are regulated as a general matter by the Federal Trade Commission and the Consumer Products Safety Commission, and to a lesser extent by the Occupational Safety and Health Administration and the Environmental Protection Agency. We believe that we are in material compliance with all applicable rules and regulations of these agencies. If we are incorrect, or if we violate such regulations in the future, we may be subject to regulatory enforcement efforts. Any regulatory enforcement efforts, particularly any actions that could interrupt our direct marketing efforts or result in a product recall, would adversely affect our business.

     We currently do not have any registered patents or trademarks; we license the rights to the products we sell and distribute from third parties, which include the rights to use any associated patent or trademark rights.

     We do not incur any independent expenditures for product research or development for our current products, as these costs are all borne by our licensors. We develop new products based on licenses and strategic alliances with various manufacturing and consumer products companies, and from ideas generated by inventors, suppliers, industry conferences and trade shows.

     As of July 30, 2001, we had 17 full-time employees.

     Our financial statements have been prepared on the assumption that we will continue as a going concern. You should refer to the auditors' report, note 13 to our unaudited financial statements for the period ended June 30, 2001, and note 16 to our audited financial statements, all of which are continued in the financial statements included in this prospectus.

                                USE OF PROCEEDS

     The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of these shares of common stock will go to the shareholders who offer and sell their shares of common stock. The principal purpose of this offering is to effect an orderly disposition of the selling shareholders' shares. We will not receive any part of the proceeds from such sales of common stock. With respect to the shares underlying a certain debenture sale and warrant issued to Sea Spray Holdings, Ltd., the proceeds from such debenture sale, $1,000,000 were used for general corporate purposes, including the purchase of inventory.

                              SELLING SHAREHOLDERS

     The following list of selling shareholders includes (1) the number of shares of common stock currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

     In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by
(i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                              # OF SHARES   # OF SHARES   # OF SHARES OWNED
NAME                                             OWNED        OFFERED      AFTER OFFERING     % OWNERSHIP
----                                          -----------   -----------   -----------------   -----------
Daniel Hoyng................................   1,614,236       352,941        1,261,295           7.73
Ernest Zavoral..............................   1,662,228       341,649        1,320,579           8.10
Marek Lozowicki.............................     882,172       282,402          599,770           3.68
Clinton Smith...............................     758,918             0          758,918           4.65
Gregory L. Kofford..........................      76,500             0           76,500           <1.0
                                              ----------    ----------        ---------         ------
Officers and Directors as a Group...........   4,058,239       976,992        3,997,062          24.51
Thomson Kernaghan...........................   6,503,124     6,503,124                0              0
Bondy & Schloss, LLP........................   2,250,000       250,000                0              0
Dean Tornabene..............................       1,370         1,370                0              0
Charles Perez...............................       1,370         1,370                0              0
Cornerstone Capital, Inc....................      15,000        15,000                0              0
Lenny Sands.................................      24,166        24,166                0              0
Colin Sapire................................       3,611         3,611                0              0
Don Priess..................................       5,369         5,369                0              0
Mark Friedman...............................      11,278        11,278                0              0
John Rigney.................................      11,278        11,278                0              0
Mark Levine.................................     141,392       141,392                0              0
Dave Richmond...............................     141,392       141,392                0              0
Gary Kohn...................................     141,392       141,392                0              0
Strategic Investor Relations LLC............   1,800,000     1,800,000                0              0
Sea Spray Holdings, Ltd.....................   2,500,000     2,500,000                0              0
                                                            ----------
                                                            12,527,734

     The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon resale of shares of common stock being registered hereby. We have, therefore, assumed for the purposes of this Registration Statement that the shareholders other than the officers and directors will sell their shares, and the officers and directors will not sell their shares, except as otherwise noted above. See "PLAN OF DISTRIBUTION." The figure for Gregory L. Kofford does not include vested options to buy 2,500,000 shares of common stock at $1.04 per share, granted pursuant to his employment agreement dated as of August 13, 2001. The figure of 76,500 shares represents shares owned by CPHK Capital, an entity controlled by Mr. Kofford. The figure of 1,800,000 shares for Strategic Investor Relations LLC includes warrants to purchase 1,500,000 shares of common stock at prices ranging from $0.25 per share to $2.00 per share, which are immediately exercisable commencing in January, 2002.

     As of September 28, 2001, there were 16,309,071 shares of common stock outstanding. Certain of the shares set forth above underlie options not yet exercised. The ownership percentage figure reflects the outstanding shares figure as of September 28, 2001.

SECURITY OWNERSHIP OF MANAGEMENT

                                              # OF SHARES   # OF SHARES   # OF SHARES OWNED
NAME                                             OWNED        OFFERED      AFTER OFFERING     % OWNERSHIP
----                                          -----------   -----------   -----------------   -----------
Daniel Hoyng................................   1,614,236       352,941        1,261,295           7.73
Ernest Zavoral..............................   1,662,228       341,649        1,320,579           8.10
Marek Lozowicki.............................     882,172       282,402          599,770           3.68
Clinton Smith...............................     758,918             0          758,918           4.65
Gregory L. Kofford..........................      76,500             0           76,500           <1.0
Officers and Directors as a Group...........   4,058,239       976,992        3,997,062          24.51

     The figures set forth in the table above, and in the 'Selling Shareholders" table, are subject to the following provisoes:

          (1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

          (2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or lesser than the estimated amount indicated, depending upon a number of factors, including whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment.

          (3) The address for each of the directors and officers of Infotopia is Infotopia, Inc., 3635 Boardman Canfield Road, Canfield, OH 44406.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately negotiated transactions;

     - short sales;

     - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades.

     The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                               LEGAL PROCEEDINGS

     On December 11, 2000, a proceeding was commenced in the State Court of Fulton County, Georgia by Jeff Freedman against us and two of our officers. Plaintiff claims he was not fully paid royalties under an agreement he had entered into with National Boston Medical, Inc., a debtor in bankruptcy and our former parent. Plaintiff seeks to recover damages in contract and in tort. Plaintiff seeks recovery of $325,000, plus interest. We intend to vigorously defend the matter. It is our understanding that plaintiff and National Boston Medical, Inc. have entered into a settlement agreement. We assert that plaintiff's claim is properly asserted against National Boston Medical, Inc., and will be handled as part of that entity's bankruptcy proceedings. We cannot predict the ultimate resolution of this proceeding.

     On or about April 23, 2001, Bristol DLP, LLC ("Bristol") filed a complaint in the United States District Court for the Southern District Court of New York ("SDNY") alleging that Infotopia had entered into an agreement with Bristol for the issuance of certain warrants and other good and valuable consideration in return for Bristol's purchase of a convertible debenture ("Debenture") to be issued by Infotopia. We have asserted in responsive pleadings that we deny liability, that we deny there was a breach of contract, and that we deny plaintiffs sustained a loss. We have reached a tentative settlement in this matter.

     On or about June 25, 2001, we filed suit in the State Court of the Commonwealth of Massachusetts against Lycos Terra Network, Inc. and Raging Bull, Inc. The suit seeks the disclosure of the identities of the authors of certain statements we deem defamatory, and, in addition, seeks an injunction enjoining Lycos Terra Network, Inc. and Raging Bull, Inc. from continuing to publish false and defamatory messages. Discovery is proceeding in this matter. We cannot predict the ultimate resolution of this proceeding.

     On or about June 27, 2001, we filed suit in the Supreme Court of the State of New York, County of New York, against Greg Giordano, Paul Giordano, First Equity Capital, Inc. and Louis Cimino. Our suit charges such defendants with making libelous, defamatory and slanderous statements. We obtained a preliminary injunction on July 23, 2001 enjoining such defendants from publishing, in any press release or written or oral communications, any false, misleading, libelous, slanderous or defamatory statements or information about us, or our officers and/or directors. We cannot predict the ultimate resolution of this proceeding.

     On or about August 23, 2001, 26 former noteholders of ours sued us in the United States District Court for the Northern District of Ohio. Plaintiffs allege that they were induced by certain allegedly false statements by us to convert certain notes they held into common stock. Plaintiffs seek $5 million in compensatory damages. We intend to vigorously defend this lawsuit. We cannot predict the ultimate resolution of this proceeding.

     On or about September 27, 2001, 58 plaintiffs sued us in the United States District Court for the Northern District of Ohio. Plaintiffs allege that as a result of our alleged dissemination of certain materially false and misleading statements, they purchased our shares at artificially inflated prices. Plaintiffs seek $5 million in compensatory damages. We intend to vigorously defend this lawsuit. We cannot predict the ultimate resolution of this proceeding.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth certain information regarding the executive officers and directors of Infotopia as of September 15, 2001:

NAME                                          AGE                        TITLE
----                                          ---                        -----
Daniel Hoyng................................  38    Director, Chairman, and Chief Executive Officer
Ernest Zavoral..............................  44    Director and President
Gregory L. Kofford..........................  40    Chief Financial Officer
Marek Lozowicki.............................  38    Exec. V.P., Secretary
Clinton Smith...............................  42    Director and General Counsel
Ronald T. Fricke............................  35    V.P. -- Corporate Finance

     A brief description of the backgrounds of the current Executive Officers and Directors are set forth below:

EXECUTIVE OFFICERS AND DIRECTORS

     Daniel Hoyng currently serves as Chairman of the Board and CEO of Infotopia-Nevada and Infotopia-Ohio. Mr. Hoyng has over eight years of experience as an executive in a public company. Mr. Hoyng has served as the CEO and Chairman of Infotopia, Inc. since April 2000 and previously, from 1997 to 2000 he served as Chairman and CEO of National Boston Medical, Inc., a medical marketing company and predecessor to Infotopia-Nevada. Infotopia-Nevada now owns approximately 10% of the outstanding common stock of National Boston Medical, Inc. Mr. Hoyng joined Infotopia along with other key executives when Infotopia was acquired by Dr. Abravanel's Formula from National Boston Medical, Inc. From 1989 to 1992, Mr. Hoyng served as a Sales Manager and then General Manager for ARA/Cory Refreshment Services. Between 1992 and 1996 Mr. Hoyng served as a Divisional Director for Healthcare Services Group, Inc., a publicly traded company specializing in housekeeping and laundry services to the long-term care industry. From 1996 to 1997 Mr. Hoyng served as a Vice President of Sales for Companion Radio, Inc. Mr. Hoyng was awarded his Bachelors in Communications Degree from Saint Joseph's College in 1985.

     Ernest Zavoral has served as President and a director of Infotopia-Nevada and of Infotopia-Ohio since April 2000, where is responsible for the day to day operations along with developing and marketing heath related products, through television infomercials and into retail distribution. From January 1999 until April 2000, Mr. Zavoral was Vice President in charge of operations of National Boston Medical, Inc. From November 1996 to December 1998, Mr. Zavoral served as President of Infotopia-Ohio (which was then known as Flex Marketing, Inc.) where he was responsible for running the overall business. Prior to November 1996, he served as Principal of Freedom Laces, which developed small products for the retail sector. Mr. Zavoral attended Grove City College.

     Gregory L. Kofford was appointed the Chief Financial Officer of Infotopia-Nevada and Infotopia-Ohio in August, 2001. Prior to his appointment, and from 1995, Mr. Kofford had been the President of Cogent Capital Corp., a financial advisory services firm. As a principal of Cogent Capital Corp., Mr. Kofford had provided consulting services to Infotopia-Nevada and Infotopia-Ohio. Mr. Kofford has a Masters of Science in Business from Massachusetts Institute of Technology, and an undergraduate degree from the University of Utah.

     Marek Lozowicki has served as Secretary and Vice President of Infotopia-Nevada and Infotopia-Ohio since April 2000. In January 2001, he was promoted from Executive Vice President to Senior Vice President. From March 1997 to April 2000, Mr. Lozowicki served as Vice President of Information Technology for National Boston Medical, Inc., where he managed and oversaw its networks and was responsible for website development and the communications infrastructure. From 1992 to 1996 Mr. Lozowicki served as a Northeast Region District Photography Manager for AFP, Inc. From 1996 to 1997 Mr. Lozowicki served as a Photography Manager for Portraits International East, Inc. While with PCA, Inc., AFP, Inc. and Portraits International, Inc. Mr. Lozowicki was responsible for overseeing and managing regional high volume retail consumer portrait photography operations and contracted with several national retailers such as K-Mart,

Wal-Mart, Ames, Bradlees and others. Mr. Lozowicki received the equivalent of a Bachelor of Arts degree from the Diocesan Seminary of Gorzow, Poland in 1986.

     Clinton Smith, Esq., has served as a director of Infotopia-Nevada since January, 2001 and as its general counsel since June, 2001. Mr. Smith is a member of the Louisiana bar, and was a partner of Roby & Smith, a full-service New Orleans law firm, with a concentration in litigation, from November 1997 until June 2001. From 1989 to 1998, Mr. Smith practiced with the law firm of Bryan & Jupiter, whose practice focuses on education/school law, commercial law, workers' compensation and tort defense. He became a partner in Bryan & Jupiter in 1993. From 1998 to April 2000, Mr. Smith served as a director of National Boston Medical, Inc., a medical marketing company and predecessor to Infotopia-Nevada. Since Mr. Smith's resignation, National Boston Medical, Inc. has filed for bankruptcy. Mr. Smith received a baccalaureate degree at Morehouse College of Atlanta, Georgia, where he majored in history and business administration. Mr. Smith completed the Juris Doctor degree at Tulane University School of Law, where he received the 1987 Merit Award from the Law League of Louisiana.

     Ronald Fricke has served as the Vice President of Corporate Finance of Infotopia-Nevada since June 1, 2001. From May, 1998 to June, 2001 he served as a Vice President and Financial Manager of Corporate Banking of PNC Financial Service Group, Pittsburgh, Pennsylvania. There, he was manager of a department responsible for the preparation and analysis of all the financial reporting requirements, both internal and external, for the corporate banking line of business. From May, 1995 to May, 1998, he worked in the Financial Service Practice at KPMG Peat Marwick, LLP, starting as an Audit Supervisor in May, 1995, and subsequently being promoted to an Audit Manager from May, 1997 to May, 1998. Mr. Fricke received a B.S. in Business Administration, with a concentration in Accounting, from Duquesne University in December, 1989.

     Reference is made to the legal proceedings, above, for a description of the legal proceedings commenced by Jeff Freedman against the Registrant. Messrs. Hoyng and Zavoral are also named as defendants in this proceeding.

     Messrs. Hoyng, Zavoral, and Lozowicki were executive officers of National Boston Medical, Inc. during the two-year period prior to the filing of its petition in bankruptcy. Mr. Smith served as a director of National Boston Medical, Inc. during the two-year period prior to the filing of its petition in bankruptcy.

     During the fiscal year ended December 31, 2000, the officers and directors of Registrant failed to be in timely compliance with their reporting requirements under Section 16 of the Securities Exchange Act of 1934.

                           DESCRIPTION OF SECURITIES

PREFERRED AND COMMON STOCK

     Our authorized capital stock at August 10, 2001 consists of 500,000,000 shares of common stock, par value $.001 per share and 30,000,000 shares of preferred stock. As of September 28, 2001, there were issued and outstanding 16,309,071 shares of common stock and approximately 63 holders of record. These figures take into account the 1:200 reverse split of our common stock that became effective at the close of business on June 21, 2001. All outstanding shares of common stock are fully paid and nonassessable. Holders of the common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and the holders of the common stock exclusively possess all voting power. The articles of incorporation do not provide for cumulative voting in the election of directors. The holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation they are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of common stock have no preemptive rights.

     Our articles of incorporation and bylaws do not contain any provision that would delay, defer or prevent a change in control.

     12,092,635 of the 16,309,071 shares of the common stock outstanding as of September 28, 2001 are subject to the limitations of Rule 144 promulgated under the Securities Act, and 4,216,436 shares are freely trading. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who holds shares of restricted securities as to which a minimum of one year has elapsed since the latter of the date of acquisition from the issuer or from an affiliate of the issuer, and any person who is an "affiliate" as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock of the Company (approximately 163,097 shares as of September 28, 2001) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issuer. Under Rule 144, however, a person who holds restricted securities as to which a minimum of two years has elapsed since their acquisition from the issuer or an affiliate of the issuer and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell such shares without regard to the volume, manner of sale and certain other limitations contained in Rule 144.

STOCK OPTIONS

     All references to share amounts in this section refer to post-reverse split shares.

     We have entered into employment agreements with certain directors and officers (collectively the "D & O Plan") effective June 29, 2001, pursuant to which we have granted options immediately exercisable to purchase a total of 7,500,000 shares of our common stock. These options are exercisable at $1.04 per share. Copies of these employment agreements (and amendments thereto) are exhibits to this Registration Statement.

     On May 24, 2001, we granted options, in an aggregate amount of 479,878 shares, exercisable at prices ranging from $8.00 to $12.00 per share, to eight individuals connected with Modern Media, Inc. and Infomerical Management Company, Inc., as per licensing agreements with those entities.

     On August 13, 2001, we granted options to Gregory L. Kofford, including 2,500,000 shares of common stock immediately exercisable at $1.04 per share.

                  LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Nevada law. The Nevada law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under
Section 78.751 of the Nevada General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

     Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 78.751 of the Nevada General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Bondy & Schloss, LLP, Infotopia's corporate counsel, owns 2,250,000 shares of the Company's common stock.

                           RELATED PARTY TRANSACTIONS

     The transactions set forth herein do not include compensation or benefits as provided in the employment agreements of the Officers and Directors of the Company. In addition, all common share amounts provided herein reflect the 1:200 reverse split effected by the Company on June 21, 2001.

     From April 26, 2000, through September 13, 2000, the Company issued 6,750 common shares to Clinton Smith on behalf of the Law Firm of Roby and Smith for legal services provided. The aggregate value of the shares issued was $192,190.

     On September 14, 2000, the Company distributed to Thomson Kernaghan 6.5 million common shares with a value of $3,250,000 as settlement of certain debts assumed by the Company as part of the share exchange agreement with National Boston Medical.

     On January 3, 2001, the Company borrowed $100,000 from Ernest Zavoral in the form of a short-term convertible note bearing interest at a rate of 20%. The principal amount of this note was repaid in cash on April 19, 2001. The interest for this note of $5,808 was repaid by a distribution of 5,694 shares of the Company's common stock on August 9, 2001. This borrowing provided operating capital to the Company.

     On January 3, 2001, the Company borrowed $100,000 from Daniel Hoyng in the form of a short-term convertible note bearing interest at a rate of 20%. The principal amount of this note was repaid in cash on June 6, 2001. This borrowing provided operating capital to the Company.

     On January 4, 2001, Thomson Kernaghan converted a convertible note of $600,000 into 72,000 shares of the Company's common stock.

     On February 14, 2001, the Company borrowed $166,667 from Ernest Zavoral in the form of a media funding agreement bearing interest at a rate of 2% per week. The purpose of this borrowing was to provide the Company with capital to buy media time for the airing of infomercials. The interest rate was based on current industry standards. This agreement was repaid by a distribution of a 235,294 shares of the Company's common stock on August 9, 2001. The value of the shares distributed was $240,000.

     On February 14, 2001, the Company borrowed $166,667 from Marek Lozowicki in the form of a media funding agreement bearing interest at a rate of 2% per week. The purpose of this borrowing was to provide the Company with capital to buy media time for the airing of infomercials. The interest rate was based on current industry standards. This agreement was repaid by a payment of $7,784 and a distribution of a 227,663 shares of the Company's common stock on August 9, 2001. The value of the shares distributed was $232,216.

     On February 14, 2001, the Company borrowed $186,667 from Daniel Hoyng in the form of a media funding agreement bearing interest at a rate of 2% per week. The purpose of this borrowing was to provide the Company with capital to buy media time for the airing of infomercials. The interest rate was based on current industry standards. The principal amount of this agreement was repaid on May 11, 2001.

     On February 28, 2001, Thomson Kernaghan purchased 2.0 million shares of the Company's preferred series B stock for $2.8 million. These shares were subsequently converted into 200,000 shares of the Company's common stock on April 11,2001.

     On April 11, 2001, the Company loaned $525,554 to Marek Lozowicki. This loan was repaid to the Company on July 10, 2001 by a return of 189,048 of the Company's common shares, which were returned to treasury stock. The price per share of the shares returned was $2.78. The purpose of this loan was to provide such officer with funds to exercise certain options.

     On April 11, 2001, the Company loaned $694,174 to Ernest Zavoral. This loan was repaid to the Company on July 10, 2001 by a return of 249,703 of the Company's common shares, which were returned to treasury stock. The price per share of the shares returned was $2.78. The purpose of this loan was to provide such officer with funds to exercise certain options.

     On April 11, 2001, the Company loaned $852,528 to Daniel Hoyng. This loan was repaid to the Company on July 10, 2001 by a return of 306,665 of the Company's common shares, which were returned to treasury stock. The price per share of the shares returned was $2.78. The purpose of this loan was to provide such officer with funds to exercise certain options.

     On April 11, 2001, the Company loaned $79,005 to Clinton Smith. This loan was repaid to the Company on July 10, 2001 by a return of 28,419 of the Company's common shares, which were returned to treasury stock. The price per share of the shares returned was $2.78. The purpose of this loan was to provide such officer with funds to exercise certain options.

     On May 29, 2001, Ernest Zavoral provided to KMI, Inc. 55,000 shares of Infotopia, Inc. common shares from his personal holdings as payment for investor relation services to be provided to the Company. The value of the shares distributed to KMI, Inc. was $308,000. As repayment of the amount incurred on behalf of the Company, Mr. Zavoral was paid $165,000 on June 9, 2001 and $100,000 on June 19, 2001. On August 9, 2001, the Company distributed 42,157 shares of common stock as payment of the remaining $43,000 owed to him.

     On June 11, 2001, the Company entered into an advertising agreement with the Financial Broadband Network (FBN), which calls for commitments on the part of the Company greater than $50,000. FBN is owned by two entities of which Mark Valentine, Chairman of Thomson Kernaghan, is the President.

     On June 29, 2001 the Company issued 25,000 common shares to Cogent Capital for certain consulting services. The value of these shares was $80,000. Gregory Kofford, a principal of Cogent Capital, was appointed as the Company's Chief Financial Officer on August 13, 2001.

     On August 9, 2001, the Company issued Daniel Hoyng 352,941 common shares as repayment for various production and other costs he incurred on behalf of the Company. The value of the shares issued to Mr. Hoyng was $360,000.

     On August 9, 2001, the Company distributed to Ernest Zavoral 58,503 shares of the Company's common stock for various expenses totaling $59,673 that were incurred on behalf of the Company.

     From September 14, 2000 through August 17, 2001, the Company has entered into various common stock subscription agreements with Thomson Kernaghan. The aggregate amount of common shares included in these agreements was 6,674,874. The total value received by the Company pursuant to these agreements was $10,669,496.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of certain factors affecting Registrant's results of operations, liquidity and capital resources. You should read the following discussion and analysis in conjunction with the Registrant's consolidated financial statements and related notes that are included herein under Item 7 below.

     CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements contained in the section captioned Management's Discussion and Analysis of Financial Condition and Results of Operations which are historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Registrant's present expectations or beliefs concerning future events. The Registrant cautions that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Registrant to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the uncertainty as to the Registrant's future profitability; the uncertainty as to the demand for prepaid telephone services; increasing competition in the telecommunications market; the Registrant's ability to hire, train and retain sufficient qualified personnel; the Registrant's ability to obtain financing on acceptable terms to finance its growth strategy; and the Registrant's ability to develop and implement operational and financial systems to manage its growth.

RESULTS OF OPERATION FOR THE TEN MONTHS ENDED DECEMBER 31, 2000 COMPARED TO THE EIGHT MONTHS ENDED FEBRUARY 29, 2000 AND THE YEAR ENDED JUNE 30, 1999.

  Revenues

     During the ten months ended December 31, 2000 the Registrant's net sales were $9,135,411, an increase of $6,769,394 in comparison to the eight-month period ended February 29, 2000 (net sales of $2,366,017) and an increase of $6,876,501 in comparison to the year ended June 30, 1999 (net sales of $2,258,910). This increase was primarily attributed to the success of the Registrant's Torso Tiger product and reflects the Registrant's increased selling and marketing efforts to expand its business. Revenues for the periods ended February 29, 2000 and June 30, 1999 were primarily attributed to the Registrant's Backstroke product.

  Cost of Sales

     The Registrant's cost of sales increased to $3,368,601 for the ten-month period ended December 31, 2000, in comparison to $1,182,805 for the eight-month period ended February 29, 2000 (an increase of $2,185,796) and $759,842 from the year ended June 30, 1999 (an increase of $2,608,759). This increase in the Registrant's cost of sales was principally associated with the increase in sales, and a change in the cost structure of the product mix offered by the Registrant.

  Operating Expenses

     Operating expenses for the ten months ended December 31, 2000, were $30,176,358 versus $7,192,885 for the eight-month period ended February 29, 2000 and $6,408,664 for the year ended June 30, 1999. The increase in operating expenses was primarily attributed to significant increases in general and administrative expenses and selling and marketing expenses. In addition, operating expenses for the ten-month period ended December 31, 2000 included an impairment charge of $2,006,661.

     General and administrative expenses for the ten-month period ended December 31, 2000 were $22,149,646 and represented an increase of $17,131,106 in comparison to the eight-month period ended February 29, 2000 and an increase of $18,379,014 in comparison to the year ended June 30, 1999. The significant increase during the ten months ended December 31, 2000 primarily reflects the costs incurred by the Registrant to commence operations as a public entity and includes significant fees paid to accountants, attorneys and consultants for SEC related matters and filings, patent and trademark services, product development costs and capital acquisition costs (an aggregate amount of approximately $16.7 million for the current period). In addition, current period expenses include approximately $3.3 million for the settlement of potential royalties that were assumed from National Boston Medical, Inc. in the acquisition by Dr. Abravanel's Formula. Salary and benefit expense for the current period was $937,010 compared to $1,127,624 for the eight months ended February 29, 2000 and $1,128,250 for the year ended June 30, 1999.

     For the ten-months ended December 31, 2000 selling and marketing expenses were $5,803,977 compared to $1,923,185 for the period ended February 29, 2000 and $2,402,304 for the year ended June 30, 1999. This increase was primarily due to the Registrant's development of selling materials and increased sales efforts primarily through the purchase of media time and the use infomercials. Media expense for the current period was $3,736,476 versus $1,461,059 for the period ended February 29, 2000 and $1,813,415 for the period ended June 30, 1999.

     The Registrant recorded impairment expense of $2,006,661 in the current period versus $0 for the other periods presented. The impairment loss recorded by the Registrant was due to the write-off of $1,506,661 for certain capitalized licensing rights and production costs and the write-off of a $500,000 loan receivable from National Boston Medical, due the uncertainty of recoverability given the borrower's filing for protection under Title 11 of the United States Code.

  Loss from Operations

     The Registrant had a loss from operations of $24,409,548 for the ten months ended December 31, 2000 as compared with losses of $6,009,673 for the eight months ended February 29, 2000 and $4,909,596 for the year ended June 30, 1999. The increase in the Registrant's loss from operations was primarily attributable to the increase in general and administrative expenses and the costs incurred to begin operations as a public entity and the increase in selling and marketing expenses. The Registrant expects its investment in building the infrastructure of the business and the development of new products will result in the improvement of results from operations.

  Other Income and (Expense)

     Other income and expense for the ten months ended December 31, 2000 was a net expense of $2,325,685 compared to net expenses of $229,723 for the eight-month period ended February 29, 2000 and $106,240 for the year ended June 30, 1999. The significant increase from the prior periods was primarily due to interest expense and impairment losses.

     For the ten months ended December 31, 2000, the Registrant recorded interest expense of $1,877,620. Of this amount, $1,778,689 was attributed to discount expense that was recorded due to a beneficial conversion feature associated with the conversion of convertible notes. Interest expense was $229,723 and $106,240, for the eight months ended February 29, 2000 and for the year ended June 30, 1999, respectively.

     During the ten months ended December 31, 2000, the Registrant recorded an impairment loss of $444,444 and a loss on the disposal of assets of $29,583. No such items were recorded in the previous periods presented. The impairment loss recorded by the Registrant was attributed to the write off of an investment in shares of National Boston Medical common stock. Nation Boston Medical filed for protection under Title 11 of the United States Code.

     For the ten months ended December 30, 2000, the Registrant recorded interest income of $9,205 and miscellaneous other income of $16,757. No such items were recorded in the previous periods presented.

  Net Loss

     For the ten months ended December 31, 2000, the Registrant had a net loss before income taxes of $26,735,233 as compared with loses of $6,239,396 for the eight months ended February 29, 2000 and $5,015,836 for the year ended June 30, 1999. The increase in the Registrant's net loss was primarily attributed to the significant expenses incurred to initiate operations as a public entity and expand its product line and the marketing of its product line.

     As described to Note 15 to the financial statements included in Item 7 of this Annual Report on Form 10-K, the Registrant has available at December 31, 2000, operating loss carryforwards of approximately $37,000,000, which may be applied against future taxable income in years through 2019. The amount of and ultimate realization of the benefits from the operating loss carryforward for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Registrant, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforward the Registrant has established a valuation allowance equal to the tax benefit for deferred taxes. The net deferred tax asset is approximately $12,580,000 as of December 31, 2000, with an offsetting valuation allowance at December 31, 2000 of the same amount.

  Liquidity and Capital Resources

     Historically, the Registrant has financed its working capital requirements through internally generated funds, the sale of shares of its common stock, and proceeds from short-term bank borrowings, convertible debentures, and notes payable. As of December 31, 2000, the Registrant had working capital (current assets less current liabilities) of $652,262. The Registrant may seek to issue corporate debt or equity securities in order to satisfy its cash needs for the coming year. Any debt incurred or issued by the Registrant may be secured or unsecured, at fixed or variable rate interest and may be subject to such terms as the board of directors of the Registrant deem prudent. Sales of equity securities may be at or below current market rates for the Registrant's common stock. The Registrant expects any proceeds from such additional credit or sale of securities to be used primarily in the marketing and development of its product line. No assurance can be given that the Registrant will be successful in generating sufficient capital from new borrowings or from the sale of its securities to adequately fund its liquidity needs.

     The Registrant does not believe that its business is subject to seasonal trends.

     The Registrant does not believe that inflation had a significant impact on the results of operations for the periods presented. On an ongoing basis, the Registrant attempts to minimize any effects of inflation on its operating results by controlling operating costs, and, whenever possible, seeking to insure that product price rates reflect increases in costs due to inflation.

  New Accounting Pronouncements

     No new pronouncement issued by the Financial Accounting standards board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on the Registrant's financial position or reported results of operations.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2000.

  Net Income

     Net income for the first six months of 2001 was $2,683,036 or $1.26 per diluted share compared to a loss of ($6,408,927) or ($154.46) per diluted share for the first six months of 2000. The increase in net income and diluted earnings per share was attributed to the implementation of the Company's growth strategy to acquire and develop new products and aggressively market those products to the public. These efforts resulted in significantly higher revenue and improvement in the results of operations.

  Revenues

     During the first six months of 2001, the Company's gross revenues were $60,347,209 compared to $1,652,365 for the first six months of 2000 (an increase of $58,694,844). Net sales were $57,804,587 compared to $1,497,725 (an increase of $56,306,862). The increases from the prior year were primarily attributed to the Company's expansion of its product line and aggressive marketing efforts. For the first six months of 2001, the majority of the Company's revenue was generated by the following products; the Body by Jake Bun and Thigh Rocker ($45.6 million in gross revenue), the Total Tiger ($9.3 million in gross revenue) and the Six Week Body Makeover ($4.2 million in gross revenue).

  Cost of Sales

     The Company's cost of sales increased $15,670,903 from the comparable period in 2000 to $16,069,126. The increase in the cost of sales was principally associated with the increase in revenue and is reflective of the Company's expansion efforts.

  Operating Expenses

     Operating expenses for the first six months of 2001 were $36,075,285 as compared to $7,340,188 for the first six months of 2000 (an increase of $28,735,097). The significant increase in operating expenses was primarily due to greater selling and marketing expenses and to a lesser extent, an increase in depreciation and amortization expenses.

     Selling and marketing expenses of $31,785,104 increased $30,678,565 from the comparable period and reflect the concerted efforts of management to promote the Company's products. The Company promotes its products primarily through the purchase of media time and the use of twenty-eight minute infomercials.

Media expense for the first six months of 2001 were $20,994,907 as compared with $501,154 for the first six months of 2000.

     The Company's depreciation and amortization expenses increased $1,426,734 from the comparable period to $1,717,179. This increase was primarily attributed amortization expenses associated with capitalized licensing rights.

     General and administrative expenses for the first six months of 2001 were $2,573,002 as compared to $5,368,166 for the first six months of 2000 (a decrease of $2,795,164 or 52%). The decrease from the prior year was primarily attributed to lower legal expenses (a decrease of $1,511,280 from the prior year) and was primarily attributed to the significant fees incurred in the prior to establish the Company as a public entity.

  Income from Operations

     The Company's income from operations was $5,660,176 for the six months ended June 30, 2001 as compared with a loss of $(6,240,686) for the six months ended June 30, 2000. The increase in income form operations reflects the strategies implemented by the Company's management team to generate significantly higher revenue and improve the results from operations.

  Other Income and Expenses and Extraordinary Items

     Other expenses for the six months ended June 30, 2001 consisted primarily of interest expense of $2,977,140, versus $168,241 for the comparable period of 2000. The interest expense recognized by the Company was primarily associated loans to fund the purchase of media time. In addition, during the first six months of 2001, the Company recognized $866,891 of discount expense due to the embedded beneficial conversion features associated with convertible notes.

  Liquidity and Capital Resources

     Historically, the Company has financed its working capital requirements through internally generated funds, the sale of shares of common stock, and proceeds from short-term borrowings, debentures and notes payable. As of June 30, 2001, the Company had working capital (current assets less current liabilities) of $3,526,101 as compared to working capital at December 31, 2000 of $652,262. The increase in the Company's working capital was primarily attributed to increases in accounts receivable ($10,186,109), prepaid expenses ($3,337,117), subscriptions receivable ($2,100,000) and inventory ($2,571,514), partially offset by increases in license agreements payable ($7,920,211) and media and A/R loans payable ($4,253,433). Although the Company anticipates being able to meet its cash needs during the next six months, it may seek to issue corporate debt or equity securities in the event there are not enough internally generated resources to satisfy the Company's significant cash needs for the development of infomercials and other capital expenditures to expand the business and build the necessary infrastructure. Any debt incurred or issued by the Company may be secured or unsecured, at fixed or variable rates of interest and may be subject to such terms as the Company's board of directors deems prudent. Any sales of equity securities may be at or below current market rates for the Company's common stock. The Company expects any proceeds from such additional credit or sale of securities to be used primarily in the marketing and development of its product lines.

     The Company does not believe that its business is subject to seasonal trends. In addition, the Company does not believe that its business is subject to inflationary pressures nor has any such pressures had a significant impact on the Company's results of operations for the period presented. Furthermore, on an ongoing basis, the Company attempts to minimize any effects of inflation on its operating results by controlling operating costs, and when possible, seeking to ensure product prices reflect increases in costs due to inflation.

                            DESCRIPTION OF PROPERTY

     Our corporate offices are located at 3635 Boardman Canfield Road, Canfield, OH 44406. Our office space consists of 9,936 square feet at a rental of $9,108.00 per month plus operating expenses. We have a 3 year lease which terminates in January, 2004.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our Common Stock is currently quoted on the OTC Bulletin Board ("OTCBB") under the symbol "IFTA." In April 2000, Infotopia was acquired by Dr. Abravanel's Formulas, Inc. ("Dr. Abravanel's"), a Nevada Company trading on the OTCBB under the symbol "DABV." Pursuant to a Plan of Exchange by and between Dr. Abravanel's and Infotopia, Dr. Abravanel's would acquire 100% of the outstanding stock of Infotopia in exchange for the common stock of Dr. Abravanel's. On April 26, 2000, the name Dr. Abravanel's was changed to Infotopia and the stock symbol became IFTP. Effective as of the close of business on June 21, 2001, our ticker symbol changed to IFTA, upon the effectiveness of our 1:200 reverse split of our common stock.

     The following table sets forth the range of the high and low closing bid prices per share of our Common Stock during each of the calendar quarters identified below. (Prices through the quarter ended March 31, 2001 do not reflect the reverse stock split described above.) These bid prices were obtained from the National Quotation Bureau and do not necessarily reflect actual transactions, retail markups, markdowns or commissions. Based on the very limited public float in our Common Stock, we believe that such data is anecdotal and may bear no relation to the true value of our Common Stock or the range of prices that would prevail in a liquid market.

     The high and low bid sales prices for the equity for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included are as follows:

QUARTER ENDED                                     HIGH BID          LOW BID
-------------                               ---------------------   --------
March 31, 1999                              Securities Not Listed
June 30, 1999                               Securities Not Listed
September 30, 1999                          Securities Not Listed
December 31, 1999 (After October 19, 1999)         $0.0625          $0.0625
March 31, 2000                                     $0.0625          $0.0625
June 30, 2000                                      $0.5000          $0.0625
September 30, 2000                                 $0.9900          $0.0900
March 31, 2001                                     $0.2500          $0.0690
June 30, 2001 (Before June 21, 2001)               $0.0990          $0.0150
June 30, 2001 (After June 21, 2001)                $3.8500          $1.0300
September 30, 2001                                 $2.7800          $0.2500
December 31, 2001 (Through October 11,
  2001)                                            $0.3650          $0.2100

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation received by the Chief Executive Officer and all officers of Registrant who received more than $100,000 in salary. All figures in this table are for the year ended December 31, 2000.

NAME                                       TITLE      ANNUAL SALARY    BONUS     GRANTS OF OPTIONS
----                                      --------    -------------    ------    -----------------
Daniel Hoyng............................  Chmn/CEO      $175,000       $5,000        (see note)
Ernest Zavoral..........................  Pres.         $165,000       $5,000        (see note)
Marek Lozowicki.........................  Vice-Pres.    $100,000       $3,000        (see note)

---------------
NOTE: Each of the named executive officers received 1/3 of their annual salary, as noted in the third column above, in the form of stock options, exercisable at $0.0625 per share, expiring December 15, 2001, as set forth below.

NAME                                 TITLE      AMOUNT OF SALARY    PRICE PER OPTION    # OF OPTIONS
----                                --------    ----------------    ----------------    ------------
Daniel Hoyng......................  Chmn/CEO        $58,000             $0.0625           928,000
Ernest Zavoral....................  Pres.           $55,000             $0.0625           880,000
Marek Lozowicki...................  Vice-Pres.      $33,333             $0.0625           533,320

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the options granted to the individuals named in the Summary Compensation Table, above, during the year ended December 31, 2000 (including the options referred to in the immediately preceding table):

NAME                                       ## OF SHARES    % OF TOTAL    EXERCISE PRICE    EXPIRATION DATE
----                                       ------------    ----------    --------------    ---------------
Daniel Hoyng.............................   11,845,000       39.69%         $0.0625           12/15/01
Ernest Zavoral...........................   10,047,000       33.67%         $0.0625           12/15/01
Marek Lozowicki..........................    7,950,320       26.64%         $0.0625           12/15/01

     In addition, Clinton Smith, a director of Registrant, was granted options to purchase 2,167,000 shares of Registrant's common stock, at an exercise price of $0.0625, expiring on 12/15/01.

OPTION EXERCISES IN LAST FISCAL YEAR

     During Registrant's last fiscal year ended December 31, 2000, there were no exercises of options that had been granted to Registrant's named executive officers. In connection with the exercise of options by the named executive officers and Clinton Smith in April, 2001, the Registrant entered into loan agreements with such individuals. These loans bore no interest, were due in 90 days, and were repayable at the option of the borrower either in cash or by returning to treasury the number of common shares with a current market value equal to the loan amount. The aggregate principal amount of such loans, approximately $2.15 million, was repaid by such individuals turning over to the Registrant, on July 10, 2001, an aggregate of 773,838 shares, valued at $2.78 per share.

     Each of Daniel Hoyng, Ernest Zavoral, Marek Lozowicki and Clinton Smith have entered into employment agreements with the Registrant, dated June 29, 2001, as amended, which provide for the granting of certain options. The complete text of each employment agreement and the amendments thereto, including salaries, options and other employment provisions, are contained in exhibits to this Registration Statement.

                         INFOTOPIA, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2001

                         INFOTOPIA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                   AT                 AT
                                                              JUNE 30, 2001    DECEMBER 31, 2000
                                                              -------------    -----------------
                                                               (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.................................  $  1,428,332       $    787,150
  Accounts receivable -- net of $680,026 and $141,538.......    11,120,501            934,392
  Inventory.................................................     2,990,203            418,689
  Loans Receivable..........................................       700,000                 --
  Subscription Receivable...................................     2,100,000                 --
  Prepaid expenses and other current assets.................     3,605,168            268,051
  Employee Advances.........................................        78,555             65,485
  Investments in marketable securities, at fair value.......        48,000            174,000
                                                              ------------       ------------
          Total current assets..............................    22,070,759          2,647,767
PROPERTY AND EQUIPMENT, less accumulated depreciation of
  $300,878 and $255,383.....................................       422,177            239,773
CAPITALIZED PRODUCTION COSTS, less accumulated amortization
  of $-39,453- and $-0-.....................................     1,475,766            690,475
OTHER ASSETS
  Licenses and other intangibles, less accumulated
     amortization of $1,951,201 and $318,970................    16,093,942          2,415,307
  Loans Receivable -- Related Parties, net of current
     portion................................................     2,386,547                 --
  Deposits..................................................     1,582,286            212,143
                                                              ------------       ------------
          Total Assets......................................  $ 44,031,477       $  6,205,465
                                                              ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................  $  1,602,183       $  1,798,620
  Due to Employees..........................................            --            108,723
  Debentures................................................            --             50,000
  Short Term Notes Payable to Stockholders..................       594,090                 --
  License Agreements Payable................................     7,920,211                 --
  Media & A/R Loans Payable.................................     4,253,433                 --
  Bank Loans................................................     2,206,178                 --
  Deferred Revenue..........................................     1,968,563             38,162
                                                              ------------       ------------
          Total Current Liabilities.........................    18,544,658          1,995,505
                                                              ------------       ------------
LONG-TERM LIABILITIES
  Convertible Debenture.....................................            --            600,000
                                                              ------------       ------------
          Total Liabilities.................................    18,544,658          2,595,505
                                                              ------------       ------------
STOCKHOLDERS' EQUITY
  Common stock: $.001 par value, 500,000,000 shares
     authorized; shares issued and outstanding:  7,168,095
     (post 1:200 reverse split) at 6/30/01 and 172,236,005
     at 12/31/00............................................         7,168            172,236
  Additional paid-in-capital................................    61,817,646         41,440,254
  Accumulated deficit.......................................   (35,343,495)       (38,026,530)
  Unrealized gain/(loss) on marketable securities...........      (102,000)            24,000
  Deferred Compensation.....................................      (892,500)                --
                                                              ------------       ------------
          Total stockholders' equity........................    25,486,819          3,609,960
                                                              ------------       ------------
          Total Liabilities and Stockholders' Equity........  $ 44,031,477       $  6,205,465
                                                              ============       ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   UNAUDITED

                                        FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                                 JUNE 30,                      JUNE 30,
                                        --------------------------    --------------------------
                                           2001           2000           2001           2000
                                        -----------    -----------    -----------    -----------
REVENUE
  Sales (Gross).......................  $37,528,764    $   729,884    $60,347,209    $ 1,652,365
  Less: Sales Returns and
     Allowances.......................    1,569,599         39,388      2,542,622        154,640
                                        -----------    -----------    -----------    -----------
       Net Sales......................   35,959,165        690,496     57,804,587      1,497,725
Cost of Sales.........................    9,850,560        131,573     16,069,126        398,223
                                        -----------    -----------    -----------    -----------
Gross Profit..........................   26,108,605        558,923     41,735,461      1,099,502
                                        -----------    -----------    -----------    -----------
OPERATING EXPENSES
  General and administrative..........    1,401,121      3,865,445      2,573,002      5,368,166
  Selling and marketing...............   20,849,857        266,604     31,785,104      1,106,539
  Depreciation and amortization.......      849,397        154,875      1,717,179        290,445
  Impairment expense..................           --        575,038             --        575,038
                                        -----------    -----------    -----------    -----------
          Total operating expenses....   23,100,375      4,861,962     36,075,285      7,340,188
                                        -----------    -----------    -----------    -----------
Income (Loss) From Operations.........    3,008,230     (4,303,039)     5,660,176     (6,240,686)
OTHER EXPENSES
  Interest expense....................    1,408,455         72,939      2,110,249        168,241
  Discount expense....................       80,000             --        866,891             --
                                        -----------    -----------    -----------    -----------
          Total other expenses........    1,488,455         72,939      2,977,140        168,241
                                        -----------    -----------    -----------    -----------
Income (Loss) Before Income Taxes.....    1,519,775     (4,375,978)     2,683,036     (6,408,927)
Income Taxes..........................           --             --             --             --
                                        -----------    -----------    -----------    -----------
Net Income (Loss).....................  $ 1,519,775    $(4,375,978)   $ 2,683,036    $(6,408,927)
                                        ===========    ===========    ===========    ===========
Earnings (Loss) per share:
  Basic...............................  $      0.52    $    (53.02)   $      1.39    $   (154.46)
                                        ===========    ===========    ===========    ===========
  Diluted.............................  $      0.47    $    (53.02)   $      1.26    $   (154.46)
                                        ===========    ===========    ===========    ===========
Weighted Average Shares Outstanding:
  Basic...............................    2,908,794         82,531      1,932,835         41,493
                                        ===========    ===========    ===========    ===========
  Diluted.............................    3,260,871         82,531      2,121,448         41,493
                                        ===========    ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            FOR THE SIX MONTHS ENDED
                                   UNAUDITED

                                                                   AT               AT
                                                              JUNE 30, 2001    JUNE 30, 2000
                                                              -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income/(Loss).........................................  $  2,683,036      $(6,408,927)
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities Bad debt
       and sales returns....................................       538,488           67,902
       Non-cash interest....................................       866,891               --
       Depreciation and amortization........................     1,717,179          290,445
       Impairment of long term assets.......................            --          575,038
       Issuance of stock for compensation...................     1,020,000              368
       Issuance of stock for consulting & legal services....     1,160,000        2,283,823
       Issuance of stock for purchase of license............       797,301               --
       Issuance of stock for deferred compensation..........       770,550           75,888
       Insurance of stock as part of spinoff & reverse
          acquisition.......................................            --           34,703
     Changes in assets and liabilities
       Accounts receivable -- trade.........................   (10,724,596)          60,765
       Subscriptions receivable.............................    (2,100,000)              --
       Inventory............................................    (2,571,514)        (176,779)
       Loans receivable.....................................    (3,086,547)              --
       Prepaid expenses.....................................    (4,229,617)       1,521,597
       Accounts payable and accrued expenses................      (196,437)       2,804,586
       License agreements payable...........................     7,920,211               --
       Due to affiliates....................................            --         (946,355)
       Deferred revenue.....................................     1,930,400         (336,691)
       Deposits.............................................    (1,370,143)         (14,000)
       Change in other assets and liabilities...............      (127,796)         (23,870)
                                                              ------------      -----------
Net cash used in operating activities.......................    (5,002,594)        (191,507)
                                                              ------------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................      (227,899)         (32,282)
  Capitalized production Costs..............................      (824,744)        (191,313)
  Licenses and other intangibles............................   (15,310,866)              --
                                                              ------------      -----------
Net Cash used in investing activities.......................   (16,363,509)        (223,595)
                                                              ------------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of debt............................     8,253,701          841,905
  Payments on debt from affiliates..........................            --          (32,528)
  Payments on debt..........................................       (50,000)        (210,493)
  Sale of common stock......................................    13,803,584               --
                                                              ------------      -----------
Net cash provided by financing activities...................    22,007,285          598,884
                                                              ------------      -----------
Net Increase in Cash and Cash Equivalents...................       641,182          183,782
Cash and Cash Equivalents -- Beginning of Year..............       787,150          119,054
                                                              ------------      -----------
Cash and Cash Equivalents -- End of Year....................  $  1,428,332      $   302,836
                                                              ============      ===========
SUPPLEMENTAL INFORMATION:
  Interest paid.............................................  $         --      $        --
                                                              ============      ===========
  Income taxes paid.........................................  $         --      $        --
                                                              ============      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES

     During the six months ended June 30, 2001 the Company:

     - Issued 110,000 shares of the Company's common stock at a value of $1,160,000 as compensation for services rendered by various consultants, attorneys and others;

     - Issued 26,250 shares of the Company's common stock at a value of $1,020,000 as compensation to officers and other employees of the Company;

     - Issued 42,500 shares of the Company's common stock at a value of $797,301 for license rights.

     During the six months ended June 30, 2000 the Company:

     - Issued 367,988 shares of the Company's common stock at a value of $368 as compensation to officers of the company;

     - Issued 14,209,285 shares of the Company's common stock at a value of $2,283,823 as compensation for services rendered by various consultants, attorneys and others;

     - Issued 11,478,129 shares, in the aggregate, of the Company's common stock at a value of $34,703 to National Boston Medical, Inc. and Dr. Abravanel as per the Dr. Abravanel spinoff agreement dated April 25, 2000.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                                  (UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a) Organization and Basis for Presentation

     INFOTOPIA, INC. (Formerly Flex Marketing, Inc. (OH)) (the "Company" or "Infotopia") was incorporated under the laws of Ohio on September 11, 1997. The company was acquired by its parent company, National Boston Medical, Inc. ("Parent"), in a share exchange agreement executed on November 21, 1998.

     On April 25, 2000, Dr. Abravanel's Formula, Inc., a Nevada corporation
(DABV), acquired Infotopia in a share exchange in which 100% of the outstanding stock of Infotopia, Inc. was exchanged for 100% of the common stock of DABV. Subsequent to the share exchange, DABV changed its name to Infotopia, Inc.
(IFTP). On June 25, 2001 Infotopia, Inc. changed its symbol to IFTA.

     The accompanying financial statements include the accounts of Infotopia, Inc. (a Nevada corporation), and its subsidiary Infotopia, Inc. (an Ohio corporation).

  b) Nature of Operations

     The Company engages in the development, marketing, advertising and selling of health, fitness and consumer products.

  c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period presented. Actual results could differ from those estimates.

  d) Revenue Recognition

     For the six months ended June 30, 2001, the Company's revenues were derived from fitness and health products. Revenue is recognized upon shipment of products to the customer.

     Receipts for sales that have not been shipped at the end of the period presented are recorded as deferred revenue.

     The Company maintains a provision for estimated returns and allowances.

     Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, as amended by SAB 101B, addresses revenue recognition policies and is effective for the quarter ending June 30, 2001. The company is already substantially in compliance with SAB 101 and its adoption has no material effect on the financial statements.

  e) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

  f) Concentration of Credit Risk

     The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the period.

  g) Accounts Receivable

     For financial reporting purposes, the Company utilizes the allowance method of accounting for doubtful accounts. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The allowance is based on an experience factor and review of current accounts receivable. Uncollectible accounts are written off against the allowance accounts when deemed uncollectible. In addition, the Company maintains an allowance for customer returns, based on an experience factor. The Company considers these allowances adequate at June 30, 2001.

  h) Inventory

     Inventory consists of finished goods, which are valued at the lower of cost or market on a first-in, first-out basis.

  i) Property and Equipment

     Property and equipment are stated at cost. Repair and maintenance costs are charged against income as incurred, while renewals and betterments are capitalized as additions to the related assets. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, primarily on a straight-line basis. The estimated services lives used in determining depreciation are five to seven years for computers, software, furniture and equipment

     Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed and any resulting gain or loss is credited or charged to operations.

  j) Investments

     The Company classifies all of its investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a component of shareholders' equity in comprehensive income (loss), net of income taxes. Investments available for current operations are classified in the consolidated balance sheet as current assets: investments held for long-term purposes are classified as noncurrent assets. Interest income and realized gains and losses on securities are included in "Other expense (income) -- net" in the consolidated statement of operations. The cost of securities sold is based on the specific identification method.

  k) Capitalized Production Costs

     Pursuant to Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films" production costs are capitalized and amortized over the useful lives of the programs.

  l) Intangibles

     Intangible consist of goodwill and license costs. Goodwill represents costs in excess of net assets acquired in connection with businesses acquired. Goodwill is amortized over 5 years. License costs are being amortized over the lives of the license agreements.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

     Should events or circumstances occur subsequent to the acquisition of a business or purchase of a license which brings into question the realizable value or impairment of the related intangible asset, the Company will evaluate the remaining useful life and balance of the intangible asset and make adjustments, if required. The Company's principal consideration in determining an impairment includes the strategic benefit to the Company of the particular asset as measured by undiscounted current and expected future operating income of that specified groups of assets and expected undiscounted future cash flows. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the related intangible asset exceeds the fair value of that intangible asset as determined by valuation techniques available under the circumstances.

  m) Income Taxes

     Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

  n) Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the relatively short maturity of these instruments.

  o) Long-lived Assets

     Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

  p) Stock-Based Compensation

     The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

     q) In July 2001 the FASB issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill And Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used to account for all business combinations entered into after June 30, 2001. SFAS 142 requires that goodwill and other intangible assets with indefinite lives be tested for impairment annually and not be subjected to amortization. The provisions of SFAS 142 will apply to us beginning January 1, 2002. The amortization of goodwill reduced our net income by $29,341 for the six months ended June 30, 2001. We have not quantified the impact of adopting other provisions of these standards.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

NOTE 2 -- PREPAID EXPENSES

     Prepaid expenses are summarized as follows:

                                                 JUNE 30, 2001    DECEMBER 31, 2000
                                                 -------------    -----------------
Legal and professional services................   $1,210,163          $ 15,794
Prepayment for Media...........................    1,223,494                --
Advertising....................................      957,499                --
Prepayment for Insurance.......................      138,881                --
Prepayment for Rent............................       45,000                --
Prepayment for Leases..........................       25,011                --
Prepayment for inventory.......................        5,120           163,208
Prepayment for taxes...........................           --             5,000
Prepayment for royalties.......................           --            74,844
Interest Receivable............................           --             9,205
                                                  ----------          --------
Total prepaid expenses and other current
  assets.......................................   $3,605,168          $268,051
                                                  ==========          ========

NOTE 3 -- INVESTMENTS IN MARKETABLE SECURITIES

     The investments at June 30, 2001 available for sale are as follows:

                                                            NET UNREALIZED
                                                  COST       GAIN/(LOSS)      MARKET VALUE
                                                --------    --------------    ------------
Millennium Direct, Inc. Common Stock..........  $150,000      $(102,000)        $48,000
                                                ========      =========         =======

     The investments at December 31, 2000 available for sale are as follows:

                                                                     MARKET
                                                          COST        VALUE
                                                        --------    ---------
Millenium Direct, Inc. Common Stock...................  $150,000    $ 174,000
National Boston Medical, Inc. Common Stock............   444,444           --
                                                        --------    ---------
Total.................................................  $594,444    $ 174,000
                                                        ========    =========
Net Unrealized gain...................................              $  24,000
                                                                    =========
Impairment Loss.......................................              $(444,444)
                                                                    =========

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                 JUNE 30, 2001    DECEMBER 31, 2000
                                                 -------------    -----------------
Production molds...............................    $295,941           $295,941
Computer equipment and software................     267,487            163,696
Furniture and office equipment.................     107,647             35,519
Leasehold Improvements.........................      32,136                 --
Telephone System...............................      19,844                 --
                                                   --------           --------
                                                   $723,055           $495,156
Less: accumulated depreciation.................     300,878            255,383
                                                   --------           --------
Property and equipment, net....................    $422,177           $239,773
                                                   ========           ========

     Depreciation expense for the quarter ended and the first six months June 30, 2001 was $27,539 and $45,495, respectively. Depreciation expense for the quarter ended and the first six months June 30, 2000 was $60,387 and $151,944 respectively.

NOTE 5 -- CAPITALIZED PRODUCTION COSTS

     Capitalized production costs are summarized as follows:

                                                 JUNE 30, 2001    DECEMBER 31, 2000
                                                 -------------    -----------------
Total Tiger....................................   $  463,921          $350,000
Prostate-Osteo.................................      440,690           250,000
Spud Whiz......................................      226,667                --
Tiger Gym......................................      200,000                --
Medicus Dual 2000..............................       63,466            10,000
Cathi Graham...................................       40,000            20,000
Facial Spa.....................................       29,475            29,475
Robert Allen...................................       20,000            20,000
Cooking Saddle.................................       20,000                --
Rejuvicare.....................................       11,000            11,000
                                                  ----------          --------
                                                  $1,515,219          $690,475
Less: accumulated amortization.................       39,453                --
                                                  ----------          --------
Capitalized production costs, net..............   $1,475,766          $690,475
                                                  ==========          ========

     Production cost amortization for the first six months and the quarter ended June 30, 2001 was $39,453, and $0 for the quarter and six months ended June 30, 2000.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

NOTE 6 -- INTANGIBLES

     Intangibles are summarized as follows:

                                                  JUNE 30, 2001   DECEMBER 31, 2000
                                                  -------------   -----------------
Bun & Thigh License.............................   $10,345,000       $1,770,000
Total Tiger.....................................     3,761,420               --
Provida License.................................     1,200,000               --
Goodwill........................................       880,277          880,277
J. Group -- skin care line......................       797,300               --
Safeshield......................................       500,000               --
Tiger Gym.......................................       477,146               --
Prosteo License.................................        84,000           84,000
                                                   -----------       ----------
                                                   $18,045,143       $2,734,277
Less: accumulated amortization..................     1,951,201          318,970
                                                   -----------       ----------
          Total intangibles -- net..............   $16,093,942       $2,415,307
                                                   ===========       ==========

     Amortization expense for the quarter ended and the first six months June 30, 2001 was $782,405 and $1,632,231, respectively. Amortization expense for the quarter ended and the first six months June 30, 2000 was $94,488 and $138,501, respectively.

NOTE 7 -- ACCOUNTS PAYABLE

     Accounts payable and accrued expenses consist of the following:

                                                  JUNE 30, 2001   DECEMBER 31, 2000
                                                  -------------   -----------------
Accrued liabilities -- product..................   $  627,085        $       --
Sales Tax Payable...............................      546,998                --
Accounts payable -- regular trade...............      239,269         1,253,202
Accrued liabilities -- regular trade............      188,831           545,418
                                                   ----------        ----------
          Total.................................   $1,602,183        $1,798,620
                                                   ==========        ==========

NOTE 8 -- LICENSE AGREEMENT PAYABLES

     License agreement payable are summarized as follows:

                                                  JUNE 30, 2001   DECEMBER 31, 2000
                                                  -------------   -----------------
Bun & Thigh.....................................   $4,727,765           $  --
Total Tiger.....................................    3,192,446              --
                                                   ----------           -----
          Total license agreement payables......   $7,920,211           $  --
                                                   ==========           =====

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

NOTE 9 -- DEFERRED REVENUE

     Deferred revenues is summarized as follows:

                                                  JUNE 30, 2001   DECEMBER 31, 2000
                                                  -------------   -----------------
Torso Tiger.....................................            0          $38,162
Bun & Thigh.....................................   $  879,450               --
Provida.........................................      506,301               --
Total Tiger.....................................      497,309               --
Medicus.........................................       85,503               --
                                                   ----------          -------
          Total Deferred Revenue................   $1,968,563          $38,162
                                                   ==========          =======

NOTE 10 -- DEFERRED COMPENSATION

     On April 11, 2001, the Company issued 50,000 shares of Common Stock to certain employees, valued at $1,020,000 as deferred compensation, which will be recognized over the next two years. At June 30, 2001, the remaining deferred compensation balance was $892,500.

NOTE 11 -- RELATED PARTY TRANSACTIONS

     The transactions set forth herein do not include compensation or benefits as provided in the employment agreements of the Officers and Directors of the Company. In addition, all common share amounts provided herein reflect the 1:200 reverse split effected by the Company on June 21, 2001.

     From April 26, 2000, through September 13, 2000, the Company issued 6,750 common shares to Clinton Smith on behalf of the Law Firm of Roby and Smith for legal services provided. The aggregate value of the shares issued was $192,190.

     On September 14, 2000, the Company distributed to Thomson Kernaghan 6.5 million common shares with a value of $3,250,000 as settlement of certain debts assumed by the Company as part of the share exchange agreement with National Boston Medical.

     On January 3, 2001, the Company borrowed $100,000 from Ernest Zavoral in the form of a short-term convertible note bearing interest at a rate of 20%. The principal amount of this note was repaid in cash on April 19, 2001. The interest for this note of $5,808 was repaid by a distribution of 5,694 shares of the Company's common stock on August 9, 2001. This borrowing provided operating capital to the Company.

     On January 3, 2001, the Company borrowed $100,000 from Daniel Hoyng in the form of a short-term convertible note bearing interest at a rate of 20%. The principal amount of this note was repaid in cash on June 6, 2001. This borrowing provided operating capital to the Company.

     On January 4, 2001, Thomson Kernaghan converted a convertible note of $600,000 into 72,000 shares of the Company's common stock.

     On February 14, 2001, the Company borrowed $166,667 from Ernest Zavoral in the form of a media funding agreement bearing interest at a rate of 2% per week. The purpose of this borrowing was to provide the Company with capital to buy media time for the airing of infomercials. The interest rate was based on current industry standards. This agreement was repaid by a distribution of a 235,294 shares of the Company's common stock on August 9, 2001. The value of the shares distributed was $240,000.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

     On February 14, 2001, the Company borrowed $166,667 from Marek Lozowicki in the form of a media funding agreement bearing interest at a rate of 2% per week. The purpose of this borrowing was to provide the Company with capital to buy media time for the airing of infomercials. The interest rate was based on current industry standards. This agreement was repaid by a payment of $7,784 and a distribution of a 227,663 shares of the Company's common stock on August 9, 2001. The value of the shares distributed was $232,216.

     On February 14, 2001, the Company borrowed $186,667 from Daniel Hoyng in the form of a media funding agreement bearing interest at a rate of 2% per week. The purpose of this borrowing was to provide the Company with capital to buy media time for the airing of infomercials. The interest rate was based on current industry standards. The principal amount of this agreement was repaid on May 11, 2001.

     On February 28, 2001, Thomson Kernaghan purchased 2.0 million shares of the Company's preferred series B stock for $2.8 million. These shares were subsequently converted into 200,000 shares of the Company's common stock on April 11,2001.

     On April 11, 2001, the Company loaned $525,554 to Marek Lozowicki. This loan was repaid to the Company on July 10, 2001 by a return of 189,048 of the Company's common shares, which were returned to treasury stock. The price per share of the shares returned was $2.78. The purpose of this loan was to provide such officer with funds to exercise certain options.

     On April 11, 2001, the Company loaned $694,174 to Ernest Zavoral. This loan was repaid to the Company on July 10, 2001 by a return of 249,703 of the Company's common shares, which were returned to treasury stock. The price per share of the shares returned was $2.78. The purpose of this loan was to provide such officer with funds to exercise certain options.

     On April 11, 2001, the Company loaned $852,528 to Daniel Hoyng. This loan was repaid to the Company on July 10, 2001 by a return of 306,665 of the Company's common shares, which were returned to treasury stock. The price per share of the shares returned was $2.78. The purpose of this loan was to provide such officer with funds to exercise certain options.

     On April 11, 2001, the Company loaned $79,005 to Clinton Smith. This loan was repaid to the Company on July 10, 2001 by a return of 28,419 of the Company's common shares, which were returned to treasury stock. The price per share of the shares returned was $2.78. The purpose of this loan was to provide such officer with funds to exercise certain options.

     On May 29, 2001, Ernest Zavoral provided to KMI, Inc. 55,000 shares of Infotopia, Inc. common shares from his personal holdings as payment for investor relation services to be provided to the Company. The value of the shares distributed to KMI, Inc. was $308,000. As repayment of the amount incurred on behalf of the Company, Mr. Zavoral was paid $165,000 on June 9, 2001 and $100,000 on June 19, 2001. On August 9, 2001, the Company distributed 42,157 shares of common stock as payment of the remaining $43,000 owed to him.

     On June 11, 2001, the Company entered into an advertising agreement with the Financial Broadband Network (FBN), which calls for commitments on the part of the Company greater than $50,000. FBN is owned by two entities of which Mark Valentine, Chairman of Thomson Kernaghan, is the President.

     On June 29, 2001 the Company issued 25,000 common shares to Cogent Capital for certain consulting services. The value of these shares was $80,000. Gregory Kofford, a principal of Cogent Capital, was appointed as the Company's Chief Financial Officer on August 13, 2001.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

     On August 9, 2001, the Company issued Daniel Hoyng 352,941 common shares as repayment for various production and other costs he incurred on behalf of the Company. The value of the shares issued to Mr. Hoyng was $360,000.

     On August 9, 2001, the Company distributed to Ernest Zavoral 58,503 shares of the Company's common stock for various expenses totaling $59,673 that were incurred on behalf of the Company.

     From September 14, 2000 through August 17, 2001, the Company has entered into various common stock subscription agreements with Thomson Kernaghan. The aggregate amount of common shares included in these agreements was 6,674,874. The total value received by the Company pursuant to these agreements was $10,669,496.

     The following tables list the outstanding loans receivable balances from related parties and the short term notes payable to stockholders balances as of June 30, 2001. Note, loans receivable -- related parties from "other" employees are not to officers or directors of the company.

LOANS RECEIVABLE -- RELATED PARTIES

                                                   JUNE 30, 2001   DECEMBER 31, 2000
                                                   -------------   -----------------
EMPLOYEE                                                        AMOUNT
--------                                           ---------------------------------
Daniel Hoyng.....................................   $  852,528         $ 29,715
Ernest Zavoral...................................      694,174               --
Marek Lozowicki..................................      525,554           19,516
Clinton Smith....................................       79,005               --
Other Employees..................................      235,286           16,254
                                                    ----------
                                                                       --------
  Total..........................................   $2,386,547         $ 65,485
                                                    ==========
                                                                       ========

SHORT TERM NOTE PAYABLES TO STOCKHOLDERS

EMPLOYEE                                                        AMOUNT
--------                                           ---------------------------------
Ernest Zavoral...................................   $  278,809         $ 36,956
Marek Lozowicki..................................      272,217               --
Daniel Hoyng.....................................       43,064           71,767
                                                    ----------
                                                                       --------
  Total..........................................   $  594,090         $108,723
                                                    ==========
                                                                       ========

NOTE 12 -- INCOME TAXES

     At June 30, 2001, the Company had net carry-forward losses of approximately $35,000,000. Because of the current uncertainty of realizing the benefit of the tax carry-forwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry-forwards depends predominantly upon the Company's ability to generate taxable income during the carry-forward period.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

     Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax asset and liabilities are as follows:

Deferred Tax Assets
  Loss Carry-forwards.......................................    $ 11,845,645
  Less: Valuation allowance.................................     (11,845,645)
                                                                ------------
Net Deferred Tax Assets.....................................    $         --
                                                                ============

     Net operating loss carry-forwards expire starting in 2007 through 2019. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 13 -- GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of June 30, 2001 the company has an accumulated deficit of $35,343,495 and a current profit of $2,683,036. Based upon the Company's plan of operation, the Company anticipates that existing resources, together with funds generated from operations, will generate sufficient funds to fund the Company's working capital.

NOTE 14 -- CAPITAL STOCK

     On June 25, 2001, the Company effected a 1:200 reverse split of its common stock without changing the par value thereof.

     On April 2, 2001 1,900,000 shares of preferred series A convertible stock were issued to directors, officers and employees of the company replacing common stock requirements in their employment agreements. These shares were subsequently converted on April 11, 2001 into 190,000 shares of Infotopia, Inc. common stock. The preferred shares were returned to treasury.

     On April 11, 2001 15,000 shares of Infotopia, Inc. common stock were issued for legal services.

     On April 11, 2001 45,000 shares of Infotopia, Inc. common stock were issued for consulting services.

     On April 25, 2001 Gorda Private Investments, Ltd. converted 1,607,143 shares of their preferred series B convertible stock into 160,714 shares of Infotopia, Inc. common stock for $1,000,000.

     On May 1, 2001 Gorda Private Investments, Ltd. converted 909,091 shares of their preferred series B convertible stock into 90,909 shares of Infotopia, Inc. common stock for $900,000.

     On May 10, 2001 Gorda Private Investments, Ltd. converted 1,261,905 shares of their preferred series B convertible stock into 126,190 shares of Infotopia, Inc. common stock for $530,000.

     On May 17, 2001 Gorda Private Investments, Ltd. converted 1,142,857 shares of their preferred series B convertible stock into 114,286 shares of Infotopia, Inc. common stock for $480,000.

     On May 23, 2001 Gorda Private Investments, Ltd. converted 1,179,004 shares of their preferred series B convertible stock into 127,900 shares of Infotopia, Inc. common stock for $448,162.

     On April 11, 2001 Thomson Kernaghan converted 2,000,000 shares of their preferred series A convertible stock into 200,000 shares of Infotopia, Inc. common stock for a previous investment of $2,800,000.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

     On April 11, 2001 50,000 shares of Infotopia, Inc. common stock were purchased at $14.00 per share for a subscription agreement for a total investment of $700,000.

     On April 11, 2001 18,000 shares of Infotopia, Inc. common stock were purchased at $18.00 per share for a subscription agreement for a total investment of $330,000.

     On April 11, 2001 6,380 shares of Infotopia, Inc. common stock were purchased at $40.00 per share for a subscription agreement for a total investment of $255,200.

     On April 11, 2001 51,857 were issued for the conversion of a $600,000 convertible debenture held by Altea Investments LTD.

     On April 11, 2001 96,000 shares of Infotopia, Inc. common stock were purchased at $6.25 per share for a subscription agreement for a total investment of $600,000.

     On April 11, 2001 42,500 shares of common stock were issued for the license rights to the "Jules & Jane", "Bubbe's Best" and "Skindom" skin products at a total value of $500,000.

     On April 11, 2001 certain officers, directors and employees exercised their options into 180,268 shares of Infotopia, Inc. common stock for a total price of $2,253,345.

     On April 11, 2001 certain employees, directors and employees were issued 50,000 shares of Infotopia, Inc. common stock per their employment agreements.

     On June 1, 2001 2,943,123 shares of Infotopia, Inc. common stock were purchased at $1.268 per share for a subscription agreement for a total investment of $3,732,346.

     On June 25, 2001 1,860,000 shares of Infotopia, Inc. common stock were purchased at $1.04838 per share for a subscription agreement for a total investment of $1,950,000.

     On June 29, 2001 25,000 shares of Infotopia, Inc. common stock were issued for legal services.

     On June 29, 2001 25,000 shares of Infotopia, Inc. common stock were issued for consulting services.

NOTE 15 -- SUBSEQUENT EVENTS

     On July 10, 2001 certain officers and directors exercised their options into 37,500 shares of Infotopia, Inc. common stock. Of this amount 14,029 shares of Infotopia, Inc. common stock were retired to treasury to pay for the options. 3,869 shares of Infotopia, Inc. common stock were also retired to treasury to pay for loans owed to the company by officers and directors.

     On July 10, 2001 Infotopia, Inc. entered into a long-term loan receivable with an employee for $50,000.

     On July 13, 2001 1,700,000 shares of Infotopia, Inc. common stock were purchased at $.588 per share for a subscription agreement for a total investment of $1,000,000.

     On July 17, 2001 Infotopia, Inc. has entered into a contract with TriStar Products to handle the retail and international launch of its hit infomercial product, the Total Tiger.

     On July 20, 2001 125,000 shares of Infotopia, Inc. common stock were issued for legal services.

     On July 20, 2001 2,740 shares of Infotopia, Inc. common stock were issued for the Crouching Tiger license rights.

     On July 20, 2001 15,000 shares of Infotopia, Inc. common stock were issued for consulting services.

                                INFOTOPIA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                           (UNAUDITED) -- (CONTINUED)

     On July 23, 2001 Infotopia, Inc. entered into a Letter of Intent with Infomercial Management Corporation ("IMC"), Modern Interactive Technology, Inc. ("MIT") and their principals, providing Infotopia, Inc. with, among other things, an exclusive option to acquire one hundred percent (100%) of the issued and outstanding shares of common stock of IMC and MIT.

     On August 3, 2001, Sea Spray Holdings, Ltd. purchased a convertible debenture, secured by substantially all of our assets in the principal amount of $1,000,000, and warrants to purchase up to 500,000 shares of our common stock. Forms of such debenture and warrant have been filed as part of this Registration Statement. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933.

     On August 7, 2001, the Company entered into an investor relations contract with Rubin Investment Group, Inc., which called for compensation, among other things, of 300,000 shares of common stock, warrants to buy 1,000,000 shares at $1 per share, and warrants to buy 500,000 shares at $1.50 per share.

     On August 9, 2001, the Company issued an aggregate of 976,992 shares of common stock, in satisfaction of certain debts with an aggregate amount of $996,532 relating to expenses incurred by Daniel Hoyng, Ernest Zavoral and Marek Lozowicki on behalf of the Company.

     On August 13, 2001, the Company issued an additional 100,000 shares of common stock for legal expenses valued at $113,000.

                            RANDY SIMPSON CPA, P.C.
                           11775 SOUTH NICKLAUS ROAD
                               SANDY, UTAH 84092
                           FAX & PHONE (801) 572-3009

Board of Directors
Dr. Abravanel's Formulas, Inc.
(A Development Stage Company)
Los Angeles, CA

                          INDEPENDENT AUDITOR'S REPORT

     We have audited the accompanying balance sheet of Dr. Abravanel's Formulas, Inc. (A Development Stage Company) as of December 31, 1999, and the related statements of operations, shareholder's equity and cash flows for the ten months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. The financial statements of Dr. Abravanel's Formulas, Inc. from inception on April 28, 1998 to February 28, 1999, were audited by other auditors whose report dated March 5, 1999, expressed an unqualified opinion.

     We conducted our audit in accordance with generally accepted auditing standards. those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures of the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

     In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Dr. Abravanel's Formulas, Inc. as of December 31, 1999, and the results of its operations, shareholder's equity and cash flows for the ten months ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/   RANDY SIMPSON, CPA, PC
                                          --------------------------------------
                                          Randy Simpson, CPA, P.C.
                                          A Professional Corporation

April 20, 2000
Sandy, Utah

                         INFOTOPIA, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

                                    CONTENTS

                                                                PAGE
                                                                ----
INDEPENDENT AUDITORS' REPORT................................    F-20
CONSOLIDATED BALANCE SHEET..................................    F-21
CONSOLIDATED STATEMENTS OF OPERATIONS.......................    F-22
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS...............    F-23
CONSOLIDATED STATEMENTS OF CASH FLOWS.......................    F-24
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY..............    F-26
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-27

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Infotopia, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of INFOTOPIA, INC. AND SUBSIDIARY as of December 31, 2000, and the consolidated statements of operations, comprehensive loss, cash flows and stockholders' equity for the ten months ended December 31, 2000, the eight months ended February 29, 2000 and the year ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of INFOTOPIA, INC. AND SUBSIDIARY as of December 31, 2000, and the consolidated results of its operations and cash flows for the ten months ended December 31, 2000, the eight months ended February 29, 2000 and the year ended June 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          MERDINGER, FRUCHTER, ROSEN & CORSO,
                                          P.C.
                                          Certified Public Accountants

New York, New York
February 20, 2001

                         INFOTOPIA, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2000

                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $    787,150
  Accounts receivable, net of allowance for doubtful
     accounts and customer returns of $218,254..............       934,392
  Inventory.................................................       418,689
  Prepaid expenses and other current assets.................       268,051
  Employee advances.........................................        65,485
  Investments in marketable securities, at fair value.......       174,000
                                                              ------------
          Total current assets..............................     2,647,767
PROPERTY AND EQUIPMENT, less accumulated depreciation of
  $255,383..................................................       239,773
CAPITALIZED PRODUCTION COSTS, less accumulated amortization
  of $-0-...................................................       690,475
OTHER ASSETS
  Licenses and other intangibles, less accumulated
     amortization of $318,970...............................     2,415,307
  Deposits..................................................       212,143
                                                              ------------
          Total Assets......................................  $  6,205,465
                                                              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................  $  1,798,620
  Due to employees..........................................       108,723
  Convertible debenture.....................................        50,000
  Deferred revenue..........................................        38,162
                                                              ------------
          Total current liabilities.........................     1,995,505
LONG-TERM LIABILITIES
  Convertible debenture.....................................       600,000
                                                              ------------
          Total Liabilities.................................     2,595,505
                                                              ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value, 190,000,000 shares
     authorized; 172,236,005 shares issued and
     outstanding............................................       172,236
  Additional paid-in-capital................................    41,440,254
  Accumulated deficit.......................................   (38,026,530)
  Unrealized gain on marketable securities..................        24,000
                                                              ------------
          Total stockholders' equity........................     3,609,960
                                                              ------------
          Total Liabilities and Stockholders' Equity........  $  6,205,465
                                                              ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      TEN MONTHS     EIGHT MONTHS       YEAR
                                                        ENDED           ENDED           ENDED
                                                     DECEMBER 31,    FEBRUARY 29,     JUNE 30,
                                                         2000            2000           1999
                                                     ------------    ------------    -----------
REVENUE
  Sales, net of returns and allowances of $64,889,
     $345,205 and $185,715.........................  $  9,135,411    $ 2,366,017     $ 2,258,910
Cost of Sales......................................     3,368,601      1,182,805         759,842
                                                     ------------    -----------     -----------
Gross Profit.......................................     5,766,810      1,183,212       1,499,068
                                                     ------------    -----------     -----------
OPERATING EXPENSES
  Selling and marketing............................     5,803,977      1,923,185       2,402,304
  General and administrative.......................    22,149,646      5,018,540       3,770,632
  Impairment expense...............................     2,006,661             --              --
  Depreciation and amortization....................       216,074        251,160         235,728
                                                     ------------    -----------     -----------
          Total operating expenses.................    30,176,358      7,192,885       6,408,664
                                                     ------------    -----------     -----------
Loss from Operations...............................   (24,409,548)    (6,009,673)     (4,909,596)
                                                     ------------    -----------     -----------
OTHER INCOME (EXPENSE)
  Interest income..................................         9,205             --              --
  Other income.....................................        16,757             --              --
  Interest expense.................................    (1,877,620)      (229,723)       (106,240)
  Impairment of available-for-sale securities......      (444,444)            --              --
  Loss on disposal of assets.......................       (29,583)            --              --
                                                     ------------    -----------     -----------
          Total other income (expense).............    (2,325,685)      (229,723)       (106,240)
                                                     ------------    -----------     -----------
Loss from Operations Before Income Taxes...........   (26,735,233)    (6,239,396)     (5,015,836)
Income Taxes.......................................            --             --              --
                                                     ------------    -----------     -----------
Net Loss...........................................  $(26,735,233)   $(6,239,396)    $(5,015,836)
                                                     ============    ===========     ===========
Loss per Share:
Basic and diluted..................................  $       (.25)   $      (.76)    $      (.61)
                                                     ============    ===========     ===========
Weighted average common shares:
Basic and diluted..................................   105,490,686      8,167,387       8,167,387
                                                     ============    ===========     ===========

                         INFOTOPIA, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                      TEN MONTHS     EIGHT MONTHS       YEAR
                                                        ENDED           ENDED           ENDED
                                                     DECEMBER 31,    FEBRUARY 29,     JUNE 30,
                                                         2000            2000           1999
                                                     ------------    ------------    -----------
NET LOSS...........................................  $(26,735,233)   $(6,239,396)    $(5,015,836)
  OTHER COMPREHENSIVE LOSS
  Unrealized gain on marketable securities.........        24,000             --              --
                                                     ------------    -----------     -----------
  COMPREHENSIVE LOSS...............................  $(26,711,233)   $(6,239,396)    $(5,015,836)
                                                     ============    ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      TEN MONTHS     EIGHT MONTHS       YEAR
                                                        ENDED           ENDED           ENDED
                                                     DECEMBER 31,    FEBRUARY 29,     JUNE 30,
                                                         2000            2000           1999
                                                     ------------    ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.........................................  $(26,735,233)   $(6,239,396)    $(5,015,836)
     Adjustments to reconcile net loss to net cash
       used in operating activities
       Bad debt and sales returns..................       218,254             --              --
       Loss on sale of assets......................        29,583             --              --
       Unrealized loss on marketable securities....       444,444             --              --
       Settlement expenses.........................     3,382,428             --              --
       Depreciation and amortization...............       216,074        251,160         235,728
       Asset impairment loss.......................     2,006,661             --              --
       Issuance of stock for compensation..........         4,318             --              --
       Issuance of stock options, less deferred
          compensation.............................       462,049             --              --
       Stock issued for consulting and legal
          services.................................    16,209,236             --              --
     Changes in assets and liabilities
       Accounts receivable -- trade................    (1,121,856)       (30,790)             --
       Inventory...................................      (223,158)      (195,530)             --
       Prepaid expenses............................       456,180       (724,231)             --
       Other assets................................      (212,143)            --              --
       Accounts payable and accrued expenses.......    (1,588,216)     3,395,994              --
       Due to employees............................       (16,714)            --              --
       Deferred revenue............................      (593,139)       631,301              --
       Other.......................................       263,613             --              --
                                                     ------------    -----------     -----------
Net cash used in operating activities..............    (6,797,619)    (2,911,492)     (4,780,108)
                                                     ------------    -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment...............      (158,001)      (295,564)        (91,020)
  Marketable securities............................      (250,000)            --              --
  Note receivable, affiliate.......................      (500,000)            --              --
  Capitalized production cost......................            --       (711,903)             --
  Licenses and other intangibles...................            --     (1,235,569)       (144,708)
                                                     ------------    -----------     -----------
Net cash used in investing activities..............      (908,001)    (2,243,036)       (235,728)
                                                     ------------    -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of notes payable..........     2,475,500      1,292,735              --
  Payments on notes payable........................            --       (152,526)             --
  Sale of common stock.............................     6,012,691             --              --
  Paid-in capital..................................            --      4,018,898       5,015,836
                                                     ------------    -----------     -----------
Net cash provided by financing activities..........     8,488,191      5,159,107       5,015,836
                                                     ------------    -----------     -----------
Net Increase in Cash and Cash Equivalents..........       782,571          4,579              --
Cash and Cash Equivalents -- Beginning of Year.....         4,579             --              --
                                                     ------------    -----------     -----------
Cash and Cash Equivalents -- End of Year...........  $    787,150    $     4,579     $        --
                                                     ============    ===========     ===========
SUPPLEMENTAL INFORMATION:
  Interest paid....................................  $         --    $    88,579     $    56,240
                                                     ============    ===========     ===========
  Income taxes paid................................  $      5,000    $        --     $        --
                                                     ============    ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:

     During the fiscal year ended June 30, 1999, National Boston Medical, Inc. former Parent of Infotopia, Inc.:

     - Issued stock to acquire licenses that amounted to $248,000;

     - Issued stock towards the conversion of debt for $1,381,834;

     - Issued stock for services rendered that amounted to $892,353.

     During the eight months ended February 29 2000, National Boston Medical, Inc. former Parent of Infotopia, Inc.:

     - Issued stock for the acquisition of fixed assets and proposed acquisitions that were not consummated and expensed in the amount of $1,617,375;

     - Issued stock to retire notes due for $753,288;

     - Issued stock to lenders for $2,786,175 as collateral;

     - Issued stock for services rendered totaling $2,833,296.

     During the ten months ended December 31, 2000, the Company:

     - Issued 46,239,400 shares of the Company's common stock at a value of $12,588,426 as compensation for services rendered by various consultants and others;

     - Issued 18,799,885 shares of the Company's common stock at a value of $3,520,810 as compensation for services rendered by attorneys;

     - Issued 4,317,988 shares of the Company's common stock at a value of $4,318 as compensation to officers and other employees of the Company;

     - Issued 10,251,590 shares of the Company's common stock at a value of $3,753,878, settlement for debt reduction and conversions;

     - Issued 8,193,500 shares of the Company's common stock at a value of $928,392 for infomercial management and consultation for production, and 500,000 shares of National Boston Medical, Inc. valued at $151,112;

     - Issued 17,200,000 shares of the Company's common stock at a value of $2,066,000 for license rights;

     - Issued 13,678,125 shares of the Company's common stock at $1,975,500, plus accrued interest in exchange for 1,767,500 convertible promissory notes that were discounted at $1,778,589 for beneficial conversion features;

     - Issued 3,203,130 shares of the Company's common stock at $3,203 in connection with the share exchange of Dr. Abravanel's Formula, Inc;

     - Issued 8,167,387 shares of the Company's common stock at $8,167 in the spin-off agreement with the Company's former Parent, National Boston Medical, Inc;

     - Issued 180,000 shares of the Company's common stock at a value of $41,400 for offering costs;

     - Exchanged 400,000 shares of Millennium common stock, valued at $100,000 for consulting services;

     - Received 1,000,000 shares of National Boston Medical, Inc. common stock, valued at $293,332 in a settlement agreement with Cactus Jack;

     - Issued options valued at $200,278 for consulting services.

                         INFOTOPIA, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                      COMMON STOCK        ADDITIONAL                   UNREALIZED
                                 ----------------------     PAID-IN     ACCUMULATED      GAIN ON     STOCKHOLDERS'
                                   SHARES       AMOUNT      CAPITAL       DEFICIT      INVESTMENTS      EQUITY
                                 -----------   --------   -----------   ------------   -----------   -------------
BALANCE AT JUNE 30, 1998.......    8,167,387   $  8,167   $        --   $    (36,065)    $    --     $    (27,898)
  Capital contribution.........           --         --     5,015,836             --          --        5,015,836
  Net loss for the year ended
    June 30, 1999..............           --         --            --     (5,015,836)         --       (5,015,836)
                                 -----------   --------   -----------   ------------     -------     ------------
BALANCE AT JUNE 30, 1999.......    8,197,387      8,167     5,015,836     (5,051,901)         --          (27,898)
  Capital contribution.........           --         --     4,018,898             --          --        4,018,898
  Net loss for the eight months
    ended February 29, 2000....           --         --            --     (6,239,396)         --       (6,239,396)
                                 -----------   --------   -----------   ------------     -------     ------------
BALANCE AT FEBRUARY 29, 2000...    8,167,387      8,167     9,034,734    (11,291,297)         --       (2,248,396)
  Net loss for the ten months
    ended December 31, 2000....           --         --            --    (26,735,233)         --      (26,735,233)
  Unrealized gain on marketable
    securities.................           --         --            --             --      24,000           24,000
  Shares issued in lieu of
    compensation...............    4,317,988      4,318            --             --          --            4,318
  Shares issued for legal and
    consulting services........   65,469,285     65,469    16,043,767             --          --       16,109,236
  Shares issued for infomercial
    production.................    8,193,500      8,194       920,198             --          --          928,392
  Shares issued for product
    licenses...................   17,200,000     17,200     2,048,800             --          --        2,066,000
  Shares issued for debt
    conversion and reduction...   23,001,590     23,002     5,599,454             --          --        5,622,456
  Shares issued in exchange
    agreement Dr. Abravanol....    3,203,130      3,203        23,225             --          --           26,428
  Debentures converted to
    common stock...............   13,678,125     13,678     3,763,306             --          --        3,776,984
  Issuance of common stock.....   29,005,000     29,005     4,557,900             --          --        4,586,905
  Offering costs...............           --         --      (746,309)            --          --         (746,309)
  Stock options issued as
    compensation...............           --         --       583,999             --          --          583,999
  Common stock subscribed......           --         --      (266,870)            --          --         (266,870)
  Deferred compensation........           --         --      (121,950)            --          --         (121,950)
                                 -----------   --------   -----------   ------------     -------     ------------
BALANCE AT DECEMBER 31, 2000...  172,236,005   $172,236   $41,440,254   $(38,026,530)    $24,000     $  3,609,960
                                 ===========   ========   ===========   ============     =======     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a) Organization and Basis of Presentation

     On April 25, 2000, Dr. Abravanel's Formula, Inc. ("Abravanel") and Infotopia, Inc. ("Infotopia") executed an Acquisition Agreement (the "Agreement"), that provided for Abravanel acquiring all of the issued and outstanding common stock of Infotopia from National Boston Medical, Inc. ("NBM") and changing its name to Infotopia, Inc. NBM distributed the shares of Abravanel to its shareholders ("the shareholders"). In connection with the transaction, the shareholders received 8,167,387 shares of Abravanel common stock for their 100 shares of Infotopia, which represented 72% of the Company. As a result of this transaction, the former shareholders of Infotopia acquired or exercised control over a majority of the shares of Abravanel. Accordingly, for accounting purposes, the transaction has been treated as a recapitalization of Infotopia and, therefore, the financial statements represent a continuation of the accounting acquirer, Infotopia, not Abravanel, the legal acquirer. In accounting for the transaction:

     i) Infotopia is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet at their historical book values.

     ii) Control of the net assets and business of Abravanel was acquired effective April 25, 2000 (the "Effective Date"). Abravanel had no significant operations prior to the acquisition. At the Effective Date, Abravanel had net assets of approximately $26,000.

     iii)The consolidated statements of operations and cash flows include Infotopia's results of operations and cash flows from July 1, 1998. Abravanel had no operations subsequent to the Effective Date. Infotopia incorporated all of Abravanel's assets into their continuing operations.

     Originally, Infotopia had a fiscal year ending June 30. It changed its year-end to February 28 to coincide with Abravanel's fiscal year. It then changed to a calendar year to be more comparative to its peers. As a result of those changes, the statements of operations and cash flows presented are for the year ended June 30, 1999, the eight months ended February 29, 2000 and for the ten months ended December 31, 2000.

  b) Nature of Operations

     The Company engages in the development, marketing, advertising and selling of new health, fitness and consumer products.

  d) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period presented. Actual results could differ from those estimates.

  e) Revenue Recognition

     For the ten months ended December 31, 2000, eight months ended February 29, 2000, and the year ended June 30, 1999, respectively, the Company's revenues were derived solely from fitness products. Revenue is recognized upon shipment of products to the customer.

     Receipts for sales that have not been shipped at the end of the period presented are recorded as deferred revenue.

     The Company maintains a provision for estimated returns and allowances.

                         INFOTOPIA, INC. AND SUBSIDIARY

     Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, as amended by SAB 101B, addresses revenue recognition policies and is effective for the quarter ending December 31, 2000. The Company is already substantially in compliance with SAB 101 and its adoption has no material effect on the financial statements.

  f) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

  g) Concentration of Credit Risk

     The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year.

  h) Accounts Receivable

     For financial reporting purposes, the Company utilizes the allowance method of accounting for doubtful accounts. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The allowance is based on an experience factor and review of current accounts receivable. Uncollectible accounts are written off against the allowance accounts when deemed uncollectible. In addition, the Company maintains an allowance for customer returns, based on an experience factor. The Company considers these allowances adequate at December 31, 2000.

  i) Inventory

     Inventory consists of finished goods, which are valued at the lower of cost or market on a first-in, first-out basis.

  j) Investments

     The Company classifies all of its investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a component of stockholders' equity in comprehensive income (loss), net of income taxes. Investments available for current operations are classified in the consolidated balance sheet as current assets; investments held for long-term purposes, if any, are classified as non-current assets. Interest income and realized gains and losses on securities are included in "Other expense (income) -- net" in the consolidated statement of operations. The cost of securities sold is based on the specific identification method.

  k) Property and Equipment

     Property and equipment are stated at cost. Repair and maintenance costs are charged against income as incurred, while renewals and betterments are capitalized as additions to the related assets. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, primarily on a straight-line basis. The estimated service lives used in determining depreciation are five to seven years for computers, software, furniture and equipment.

     Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed and any resulting gain or loss is credited or charged to operations.

                         INFOTOPIA, INC. AND SUBSIDIARY

  l) Capitalized Production Costs

     Pursuant to Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films" production costs are capitalized and amortized over the useful lives of the programs.

  m) Intangibles

     Intangibles consist of goodwill and license costs. Goodwill represents costs in excess of net assets acquired in connection with businesses acquired. Goodwill is amortized over 5 years. License costs are amortized over the lives of the license agreements.

     Should events or circumstances occur subsequent to the acquisition of a business or purchase of a license which brings into question the realizable value or impairment of the related intangible asset, the Company will evaluate the remaining useful life and balance of the intangible asset and make adjustments, if required. The Company's principal consideration in determining an impairment includes the strategic benefit to the Company of the particular asset as measured by undiscounted current and expected future operating income of that specified group of assets and expected undiscounted future cash flows. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the related intangible asset exceeds the fair value of that intangible asset as determined by discounted future cash flows.

  n) Income Taxes

     Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax bases.

  o) Offering Costs

     Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

  p) Advertising Costs

     Advertising costs are expensed as incurred and are included in selling expenses. For the ten months ended December 31, 2000, the eight months ended February 29, 2000, and the year ended June 30, 1999, advertising expense amounted to $3,743,282, $2,402,304 and $1,709,676, respectively.

  q) Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and income taxes payable approximate fair value due to the relatively short maturity of these instruments. The face value of the note receivable at December 31, 2000, was determined to be its fair value. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term borrowings approximates the carrying amounts at December 31, 2000.

  r) Long-lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Recovery of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the

                         INFOTOPIA, INC. AND SUBSIDIARY
asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

  s) Stock-Based Compensation

     The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

  t) Earnings Per Share

     SFAS No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

     The computation of basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses.

     The shares used in the computation of earnings per share were as follows:

                                       TEN MONTHS     EIGHT MONTHS       YEAR
                                         ENDED           ENDED          ENDED
                                      DECEMBER 31,    FEBRUARY 29,     JUNE 30,
                                          2000            2000           1999
                                      ------------    ------------    ----------
Basic...............................   105,490,686      8,167,387      8,167,387
                                      ============     ==========     ==========
Diluted.............................   105,490,686      8,167,387      8,167,387
                                      ============     ==========     ==========
Loss per share -- Basic and
  Diluted...........................  $       (.25)    $     (.76)    $     (.61)
                                      ============     ==========     ==========

NOTE 2 -- PREPAID EXPENSES

     Prepaid expenses and other current assets are summarized as follows:

Prepayment for inventory....................................  $163,208
Legal and professional services.............................    15,794
Taxes.......................................................     5,000
Royalties...................................................    74,844
Interest receivable.........................................     9,205
                                                              --------
Total prepaid expenses and other current assets.............  $268,051
                                                              ========

                         INFOTOPIA, INC. AND SUBSIDIARY

NOTE 3 -- INVESTMENTS IN MARKETABLE SECURITIES

     The investment securities available for sale at December 31, 2000 are as follows:

                                                                     MARKET
                                                          COST        VALUE
                                                        --------    ---------
Millennium Direct, Inc. common stock..................  $150,000    $ 174,000
National Boston Medical Common Stock..................   444,444           --
                                                        --------    ---------
  Total...............................................  $594,444      174,000
                                                        ========    =========
  Net Unrealized Gain.................................                 24,000
                                                                    =========
  Impairment Loss.....................................              $(444,444)
                                                                    =========

     The net unrealized gain of $24,000 has been reported in other comprehensive loss.

     On August 21, 2000, National Boston Medical filed for protection under Title 11 of the United States Code. Since the realization of this investment is uncertain, the total cost has been written off to impairment expense.

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

Warehouse equipment and molds...............................  $295,941
Computer equipment and software.............................   163,696
Furniture and office equipment..............................    35,519
                                                              --------
                                                               495,156
Less: Accumulated depreciation and amortization.............   255,383
                                                              --------
Property and equipment, net.................................  $239,773
                                                              ========

     Depreciation expense for the ten months ended December 31, 2000, the eight months ended February 29, 2000, and the year ended June 30, 1999 was $93,075, $85,647 and $91,020, respectively.

NOTE 5 -- CAPITALIZED PRODUCTION COSTS

     Capitalized production costs represent costs incurred in connection with the production of infomercials:

Total Tiger.................................................  $350,000
Prostate....................................................   250,000
Medicus Dual 2000...........................................    10,000
Cathi Graham................................................    20,000
Rejuvicare..................................................    11,000
Facial Spa..................................................    29,475
Robert Allen................................................    20,000
                                                              --------
Capitalized Production Costs................................  $690,475
                                                              ========

     The infomercial productions described above have not yet aired and, therefore, no amortization has been recorded. For the period ended December 31, 2000, the Company recorded an impairment of $993,618 of unamortized production costs.

                         INFOTOPIA, INC. AND SUBSIDIARY

NOTE 6 -- INTANGIBLE ASSETS

     Intangible assets are summarized as follows:

Goodwill....................................................  $  880,277
Prosteo License.............................................      84,000
Bun and Thigh products license..............................   1,770,000
                                                              ----------
                                                               2,734,277
Less: Accumulated Amortization..............................     318,970
                                                              ----------
Total intangibles -- net....................................  $2,415,307
                                                              ==========

     The goodwill arises from the acquisition of Infotopia by National Boston Medical, Inc. ("NBM"), the former parent of Infotopia, Inc.

     On November 21, 1998, NBM entered into an agreement for the exchange of stock with Infotopia. In executing the agreement, NBM issued 12,870,000 shares of common stock valued at $563,056 to the shareholders of Infotopia, and assumed certain liabilities with a fair market value of $850,729. In return, NBM received 100% of the issued and outstanding shares of Flex and certain assets that had a fair market value of $533,508. The excess of purchase price over net assets acquired of $880,277 was recorded as goodwill on Infotopia's books.

     Originally, management estimated the life of the goodwill to be 5 years. As of February 28, 2000, the estimate was changed to 15 years. As of December 31, 2000, the Company had accumulated amortization of $273,233 and had expensed $44,014, $165,513 and $144,708 of amortization expense for the ten months ended December 31, 2000, the eight months ended February 29, 2000, and the year ended June 30,1999, respectively. For the period ended December 31, 2000, the Company impaired $513,043 of unamortized licenses.

NOTE 7 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

Accounts payable............................................  $1,253,202
Accrued expenses............................................     545,418
                                                              ----------
                                                              $1,798,620
                                                              ==========

     Accounts payable includes liabilities assumed when the Company was spun off from its former parent company.

NOTE 8 -- CONVERTIBLE DEBENTURE, SHORT-TERM

     On August 25, 2000, the Company issued a 270-day promissory note with non-detachable warrants, granting the note holder the right to convert the note into common stock, 300,000 shares at $.08 per share and 52,500 shares at $.50 per share. The non-detachable warrants expire 5 years from the date of the note. The note bears interest at 10% per annum, payable quarterly. Principal is due in two installments of 50% each, at 180 days and 270 days from date of issuance, respectively. As of December 31, 2000, the warrants had not been exercised. As of December 31, 2000, a beneficial conversion feature of $50,000 had been amortized to interest expense. In addition, $1,763 of interest expense had been accrued.

                         INFOTOPIA, INC. AND SUBSIDIARY

NOTE 9 -- DEFERRED REVENUE

     Deferred revenue represents unfulfilled sales orders at December 31, 2000 in the amount of $38,162.

NOTE 10 -- CONVERTIBLE DEBENTURES

     On December 28, 2000, the Company completed the sale of a $600,000 secured convertible debenture. The debenture matures December 28, 2003 and bears interest at 12% per annum. The agreement contains various restrictions and events of default.

     On January 19, 2001, the debenture holder sold the debenture to a third party who converted it to 12,000,000 shares of common stock of the Company, subject to "Rule 144". In exchange for early conversion rights, the Company agreed to accept $.145415 per share that provided additional funds of $1,144,980, in addition to the $600,000 previously advanced under the terms of the debenture, bringing the total conversion price to $1,744,980.

     Amortization of a $600,000 beneficial conversion feature will be expensed January 1 through January 19, 2001, the date convertible.

     During the months of July, August and September, 2000, the Company issued various 270-day notes, totaling $1,825,500, with non-detachable warrants, granting the note holders of $1,767,500 the right to convert their notes into common stock, 10,605,000 shares at $.08 and 1,855,875 at $.50, and note holders of $58,000 notes the right to convert their notes into 145,000 shares of common stock at $.40 per share, resulting in a beneficial conversion feature (discount) of $1,728,689 which was amortized to interest expense from the issuance date to the earliest conversion date. As of December 31, 2000, these notes were converted to common stock.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company has entered into employment agreements as follows:

          The Company has a three-year employment agreement with Daniel Hoyng, its Chief Executive Officer. The term runs through April 26, 2003 and, unless notified by the Board of Directors or the Executive Committee of the Company, the agreement will automatically be renewed for one year, each year thereafter. In addition to a base salary, bonuses and other incentives, Mr. Hoyng will be granted 1,000,000 shares of common stock annually on the anniversary date of the agreement. These shares carry an anti-dilution provision and are not subject to any reverse split. To give the executive the opportunity to attain an ownership position of not less than 5% of the outstanding stock of the Company, the executive will be granted no less than 3,000,000 options to purchase the Company's stock over 3 years. The first such award will be no less than 1,000,000 shares with an award date of June 1, 2000. Additionally, once a year the executive may choose to convert one-third of his annual salary to stock, the purchase price being the lowest closing price of the Company's stock during the last twelve months (see Note 14). In addition, in accordance with the agreement, the executive received on September 13, 2000 a signing bonus of 1,500,000 shares of the Company's common stock.

          The Company has a three-year employment agreement with Ernest Zavoral, its President. The term runs through April 26, 2003 and, unless notified by the Board of Directors or the Executive Committee of the Company, the Agreement will automatically be renewed for one year, each year thereafter. The provisions of Mr. Zavarol's agreement, relating to stock and options, are substantially the same as those of Mr. Hoyng's agreement.

                         INFOTOPIA, INC. AND SUBSIDIARY

          The Company has a three-year employment agreement with Marek Lozowicki, its Executive Vice President. The term runs through April 26, 2003 and, unless notified by the Board of Directors or the Executive Committee of the Company, the Agreement will automatically be renewed for one year, each year thereafter. The provisions of Mr. Lozowicki's agreement, relating to stock and options, are substantially the same as those of Mr. Hoyng's agreement.

  Compensation to the Board of Directors and Corporate Secretary

     According to board resolutions adopted on December 13, 2000, three current directors and the corporate secretary are entitled to receive options to purchase 500,000 shares of the Company's common stock each, per quarter, at the lowest trading price of the Company's common stock during the past twelve months. If the Company achieves $30,000,000 in total revenues during the twelve month period March 1, 2000 through February 28, 2001, the three board members and the secretary will be eligible for an additional stock option bonus of 500,000 shares each.

     The options are retroactive and prorated on a one-third basis each (167,000 shares) for the first quarter of the 2001 fiscal year (March, April, May) and in full amounts for the calendar quarters thereafter.

  Royalty and Management Agreements

     In July 2000, the Company entered into a license agreement with Torso Tiger for the exclusive worldwide rights to advertise, promote, market, sell, distribute and exploit Torso Tiger, an abdominal fitness product. Pursuant to the agreement, the Company engaged Torso Tiger Inc. as its exclusive management company to oversee all operations relating to the advertising, promotion, manufacturing, sale, marketing, distribution and exploitation of the product.

     In consideration of the license granted, the Company issued 4,000,000 shares of its restricted common stock, equal to $600,000 at the price of $.15 per share. In the event such shares are not valued at $600,000 at the time they become freely trading, the Company shall pay Torso Tiger or its designee the difference in cash or issue additional shares, warrants, or stock options to purchase Infotopia common stock to achieve an aggregate value of $600,000.

     In consideration of the services rendered by Torso Tiger, the Company (i) issued unrestricted free trading common stock with a value equal to $1,000,000,
(ii) grants weekly royalties of 5% of "Gross Sales Revenues" of Torso Tiger (worldwide sales by any means other than retail), (iii) grants weekly royalties of 17% of the "Wholesale Selling Price" (from worldwide retail sales) of the product, (iv) shall pay additional contingent cash bonuses if certain levels of Gross Sales Revenues, Wholesale Selling Price are achieved and (v) shall pay additional contingent cash bonuses if certain Gross Television Sales Revenues are achieved. The agreement terminates on June 10, 2002 and can be extended for one or more periods.

     As of December 31, 2000, the Company discontinued the sale of the Torso Tiger and, therefore, established an impairment loss for the Torso Tiger license.

     In November 2000, the Company entered into a license agreement with Lohan Media, LLC ("LM") for the exclusive rights, until January 31, 2004, unless terminated earlier, to jointly, with LM, advertise, promote, market, sell, distribute and exploit the product currently known as "Body by Jake, Bun & Thigh Rocker" and a related product known as "Body by Jake Body Shape Up System" in North America, excluding Canada and in any and all media. The rights to distribute the product in any other international markets are specifically excluded; however, the Company will receive a reverse royalty on products sold by LM internationally after February 20, 2001.

     In consideration for the license, the Company shall pay LM a weekly royalty of five percent of "Gross Sales Revenues" from sales and exploitation of the product other than retail sales. In addition, the Company

                         INFOTOPIA, INC. AND SUBSIDIARY
shall pay LM additional weekly royalties for payment by LM to Body By Jake Enterprises, LLC and the producers of the Infomercial.

     In consideration of the services to be rendered by LM, the Company (i) issued unrestricted free trading common stock with a value equal to $1,000,000,
(ii) shall make an additional cash payment of $1,000,000 on February 20, 2001, and (iii) shall issue 7,000,000 shares of the Company's unrestricted free trading stock in February 2001. After February 20, 2001, the company will pay additional cash bonuses equal to $250,000 for every $5,000,000 of gross sales revenue. In addition, Infotopia shall pay royalties of 2% of "Gross Sales Revenue", 10% of the "Adjusted Gross Retail Revenue" and 3% of the "Adjusted Gross Revenues to a management company.

     On November 16, 2000, the Company entered into an agreement with a management company for the joint development of certain infomercial projects, which are currently managed by the management company. The Company issued 800,000 restricted shares of its common stock as payment for management consulting fees relating to the production of the infomercial. Upon "roll-out" of any of the selected projects, Infotopia will pay $12,500 to the management company, cash payments equal to 10% of the gross revenue from continuing product sales and participation, as agreed, in other sources of revenue and/or economic advantage. The agreement shall terminate, unless extended in writing in the form of a marketing and distribution agreement for each of the selected projects. As of the date of this report, the Company has agreed to sign marketing and distribution agreements for all five products covered by this agreement.

NOTE 12 -- RELATED PARTY TRANSACTIONS

     On October 8, 2000, the Company advanced funds to its former parent and received a two-year, $500,000 note bearing interest at 8%. The first interest payment is due on April 1, 2001; thereafter, interest is due quarterly. At the election of the Company, the note is due in cash or Parent stock. On August 21, 2000, the former parent company filed for protection under Title 11 of the United States Code. The funding of the principle of this note is subject to bankruptcy court approval. Because of the uncertainty of the collection on this note, the full amount of $500,000 has been written off to impairment expense.

     As of December 31, 2000, the Company had non-interest bearing receivables from and payables to officers and employees that amounted to $65,485 and $108,723, respectively.

     During the ten months ended December 31, 2000, the Company acquired certain assets from its former parent in exchange for assumption of an obligation. The Company paid $100,000 in settlement of this obligation.

     In April 2000, Abravanel purchased the stock of Flex Marketing, Inc. (Infotopia, Inc., Ohio) from its former Parent, in exchange for the rights to a patent for a back massage device. After the acquisition by Abravanel, which became Infotopia, Inc., the Company paid the patent owner $368,434 as settlement of a lawsuit the patent holder had against the former parent for commissions due from Flex Marketing, Inc.

NOTE 13 -- COMMON STOCK

     On April 25, 2000, Abravanel issued 8,167,387 shares of stock for all the stock -- 100 shares -- of Infotopia. Before the transaction, there were 3,203,130 shares of Abravanel outstanding. After the transaction the ownership of Abravanel was as follows:

                                                                SHARES      PERCENT
                                                              ----------    -------
Original shareholders (including public owners).............   3,203,130       28
Former owners of Infotopia..................................   8,197,387       72
                                                              ----------      ---
          Total.............................................  11,400,517      100
                                                              ==========      ===

                         INFOTOPIA, INC. AND SUBSIDIARY

     Because the former owners of Infotopia obtained control of Abravanel, the transaction would normally be considered a purchase by Infotopia. However, since Abravanel is not a business, the transaction is accounted for as a recapitalization of Infotopia and the issuance of stock by Infotopia (represented by the outstanding shares of Abravanel) for the assets and liabilities of Abravanel. The value of the net assets of Abravanel is the same as their historical book value.

     Of the 172,236,005 shares of common stock issued as of December 31, 2000, 17,271,878 shares are restricted pursuant to the Securities Act of 1933.

NOTE 14 -- EQUITY COMPENSATION AND STOCK OPTIONS

     On April 26, 2000, the Company issued 367,988 shares and on September 13 and 14, 2000, 3,950,000 shares of common stock as compensation to employees of Infotopia, Inc. for their involvement in the Company's activities. These shares have a vesting date of April 26, 2000 and are valued at $.001 per share (market at date of grant). As of December 31, 2000, employees holding 4,242,988 of such stock certificates remain employed by the Company and the total expense associated with these shares is included in the financial statements.

     Pursuant to his employment contract, on June 1, 2000, the Chief Executive Officer was granted options to purchase 1,000,000 shares of common stock with an exercise price of $.125 (the lowest market price of the prior twelve months); fair market value at date of grant was $.1566; therefore, a compensation cost aggregating $.0316 per share has been recognized in the financial statements. On December 13, 2000, the CEO was granted options to convert one-third of his salary into 928,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months); fair market value at date of grant was $.0781; therefore, a compensation cost aggregating $.0156 per share has been recognized in the financial statements. On December 15, 2000, the CEO was granted options to purchase 2,167,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months) for services on the board of directors; fair market value at date of grant was $.0938; therefore, a compensation cost aggregating $.0313 per share has been recognized in the financial statements.

     Pursuant to his employment contract, on June 1, 2000, the President was granted options to purchase 800,000 shares of common stock with an exercise price of $.125 (the lowest market price of the prior twelve months); fair market value at date of grant was $.1566; therefore, a compensation cost aggregating $.0316 per share has been recognized in the financial statements. On December 13, 2000, the President was granted options to convert one-third of his salary into 880,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months); fair market value at date of grant was $.0781; therefore, a compensation cost aggregating $.0156 per share has been recognized in the financial statements. On December 15, 2000, the CEO was granted options to purchase 2,167,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months) for services on the board of directors; fair market value at date of grant was $.0938; therefore, a compensation cost aggregating $.0313 per share has been recognized in the financial statements.

     Pursuant to his employment contract, on June 1, 2000, the Secretary was granted options to purchase 600,000 shares of common stock with an exercise price of $.125 (the lowest market price of the prior twelve months); fair market value at date of grant was $.1566; therefore, a compensation cost aggregating $.0316 per share has been recognized in the financial statements. On December 13, 2000, the Secretary was granted options to convert one-third of his salary into 533,320 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months); fair market value at date of grant was $.0781; therefore, a compensation cost aggregating $.0156 per share has been recognized in the financial statements. On December 15, 2000, the Secretary was granted options to purchase 2,167,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months) for his services as Company

                         INFOTOPIA, INC. AND SUBSIDIARY

Secretary; fair market value at date of grant was $.0938; therefore, a compensation cost aggregating $.0313 per share has been recognized in the financial statements.

     Pursuant to a board of Directors resolution, dated December 13, 2000, a board member was granted options to purchase 2,500,000 shares of the Company's common stock at $.0625 per share, the lowest closing price of the Company's common stock during the past twelve months. All options issued are exercisable within one year from date of issuance. As of December 31, 2000, none of the options had been exercised.

     Pursuant to an interim agreement between Infotopia and Modern Health Sciences, Inc. ("Modern Health"), dated October 30, 2000, Modern Health was granted options for management services to be rendered on December 15, 2000 to purchase 4,666,667 shares of the Company's Common Stock at an exercise price of $.06 per share. All options issued are exercisable within one year from date of issuance. As of December 31, 2000, none of the options had been exercised.

     In addition to the stock options granted to employees, the Company has granted 4,666,667 options with an exercise price of $.0625 to an outside consultant for the services performed related to management services for a new product line. These options were valued at $200,278, using the Black-Scholes option pricing model and have been included in consulting services.

     The following table summarizes the option activity during the ten months ended December 31, 2000:

                                                                     WEIGHTED
                                                                      AVERAGE
                                                                     EXERCISE
                                                         SHARES        PRICE
                                                       ----------    ---------
Options outstanding at beginning of year.............          --           --
Options exercised....................................          --           --
Options granted......................................  18,075,987    $  0.0533
Options forfeited/expired............................          --           --
                                                       ----------
Options outstanding at end of year...................  18,075,987    $  0.0533
                                                       ==========    =========
Option price ranges at end of year...................                  $0.0625
                                                                     to $0.125
Weighted-average fair value of options Granted during
  the year...........................................                $  0.0533
Options exercisable at end of year...................  18,075,987
                                                       ==========

     The following table summarizes options outstanding at December 31, 2000:

                                                      WEIGHTED
                                   WEIGHTED           AVERAGE
  NUMBER                            AVERAGE          REMAINING
OUTSTANDING   EXERCISE PRICES   EXERCISE PRICES   CONTRACTUAL LIFE
-----------   ---------------   ---------------   ----------------
 2,400,000        $0.1250           $0.1250           5 months
15,675,987        $0.0625           $0.0625          31 months

     The fair value of each option grant is estimated on the date of grant, using the Black-Scholes options-pricing model, with the following weighted-average assumptions used for grants during the ten months ended December 31, 2000:

Risk-free interest rate..............  4.88% to 5.96%
Volatility rate......................  128.57%
Expected lives.......................  5 to 31 months

                         INFOTOPIA, INC. AND SUBSIDIARY

     The Company uses the intrinsic value method (APB Opinion 25) to account for its stock options granted to officers, directors, and employees. Under this method, compensation expense is recorded over the vesting period based on the difference between the exercise price and quoted market price on the date the options are granted.

     Had the Company chosen the fair value method of accounting for transactions involving stock option issuance (SFAS No. 123), the Company would have recorded an additional $650,165 as presented by the pro forma statement below:

  Net loss as reported......................................  $(26,735,233)
                                                              ============
  Proforma Net loss.........................................  $(27,385,393)
                                                              ============
  Loss per share Basic......................................  $      (0.25)
                                                              ============
     Diluted................................................  $      (0.26)
                                                              ============

NOTE 15 -- INCOME TAXES

     The components of the provision for income taxes are as follows:

                                            TEN MONTHS     EIGHT MONTHS      YEAR
                                              ENDED           ENDED         ENDED
                                           DECEMBER 31,    FEBRUARY 29,    JUNE 30,
                                               2000            2000          1999
                                           ------------    ------------    --------
Current Tax Expense
  U.S. Federal...........................      $--             $--           $--
  State and Local........................       --              --            --
                                               ---             ---           ---
Total Current............................       --              --            --
                                               ---             ---           ---
Deferred Tax Expense
  U.S. Federal...........................       --              --            --
  State and Local........................       --              --            --
                                               ---             ---           ---
Total Deferred...........................      $--             $--           $--
                                               ---             ---           ---

     The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the ten months ended December 31, 2000:

                                            TEN MONTHS     EIGHT MONTHS      YEAR
                                              ENDED           ENDED         ENDED
                                           DECEMBER 31,    FEBRUARY 29,    JUNE 30,
                                               2000            2000          1999
                                           ------------    ------------    --------
Federal Income Tax Rate..................      34.0%           34.0%         34.0%
Effect of Valuation Allowance............     (34.0)%         (34.0)%       (34.0)%
                                              -----           -----         -----
Effective Income Tax Rate................       0.0%            0.0%          0.0%
                                              =====           =====         =====

     At December 31, 2000, the Company had net carry-forward losses of approximately $37,000,000. Because of the current uncertainty of realizing the benefit of the tax carry-forwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry-forwards depends predominantly upon the Company's ability to generate taxable income during the carry-forward period.

                         INFOTOPIA, INC. AND SUBSIDIARY

     Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

Deferred Tax Assets
  Loss Carry-forwards.......................................  $ 12,580,000
  Less: Valuation Allowance.................................   (12,580,000)
                                                              ------------
Net Deferred Tax Assets.....................................  $         --
                                                              ============

     Net operating loss carry-forwards expire starting in 2007 through 2019. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 16 -- GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2000, the Company has an accumulated deficit of $38,026,530 and a current loss of $26,735,233. Based upon the Company's plan of operation, the Company anticipates that existing resources, together with funds generated from operations, will generate sufficient funds to fund the Company's working capital.

NOTE 17 -- SUBSEQUENT EVENTS

     In January 2001, the Company entered into one-year employment contracts with five new employees with terms expiring between January 1 and January 10, 2002. In connection with these employment agreements, the employees have the option to convert one third on their salaries each year into the Company's common stock. The exercise price is the lowest closing price of the preceding twelve months.

     On February 1, 2001, the Company entered into a retainer agreement for financial public relations counsel and for a program of financial communication and investor relations. The twelve month agreement calls for a monthly retainer of $5,000, plus direct and indirect expenses and the issuance of immediately vesting options to purchase 3,000,000 shares of the Company's common stock, exercisable at the closing bid price on February 1, 2001. The options expire January 31, 2006, and will be adjusted for any future stock splits and stock dividends.

     Subsequent to December 31, 2000, amendments were made to the royalty and management agreements regarding Total Tiger ("Total Tiger") and Body by Jake Bun and Thigh Rocker ("Bun & Thigh") products. The amendments call for the reduction of royalty payments and non-contingent payments in exchange for certain fixed payments for the licenses and finder's fees, totaling $9,050,000 and $4,000,000, for the Total Tiger and Bun & Thigh licenses, respectively.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Bondy & Schloss LLP, New York, New York.

                                    EXPERTS

     The financial statements of Infotopia, Inc., for the year ended December 31, 2000 have been audited by Merdinger, Fruchter, Rosen & Corso, P.C. and have been included in this prospectus in reliance upon the report of such firm and upon their authority as experts in accounting and auditing. The financial statements of Infotopia, Inc. for the year ended February 29, 2000 have been audited by Randy Simpson, CPA, and have been included in this prospectus in reliance upon the report of such firm and upon their authority as experts in accounting and auditing.

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer and/or solicitation is unlawful.

                      WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               12,527,734 SHARES

                                INFOTOPIA, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                            , 2001
                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada General Corporation Law (the "NGCL"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The NGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification may be made, if a judgment or other final adjudication establishes such director or officers' actions or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his/her conduct was lawful or had no reasonable cause to believe his/her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a director held liable for an unlawful distribution, as defined by the NGCL; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of shareholder.

  Other Expenses of Issuance and Distribution

     The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

SEC registration fee........................................  $ 4,673
Printing and Engraving Expenses.............................  $ 4,000
Legal Fees and Expenses.....................................  $40,000
Accounting Fees and Expenses................................  $10,000
Total.......................................................  $58,673

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Subsequent to the Plan of Exchange dated April 25, 2000 (in which Dr. Abravanel's Formulas, Inc. acquired the Registrant), Balmer & Nelson resigned as the independent accountants for Dr. Abravanel's. Balmer & Nelson had previously audited the balance sheet of Dr. Abravanel's as of February 28, 1999 and the related statements of operations, stockholders' equity, and cash flows for the period from April 28, 1998 (the inception of Dr. Abravanel's) through the fiscal year ended February 28, 1999. Balmer & Nelson has not issued an adverse opinion or a disclaimer of opinion, nor has any report during the past year been qualified or modified as to uncertainty, audit scope, or accounting principles.

     During Dr. Abravanel's most recent fiscal year, and any subsequent interim period preceding the resignation of Balmer & Nelson, there were no disagreements with Balmer & Nelson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During Dr. Abravanel's most recent fiscal year, and any subsequent interim period preceding this change in certified accountants, Balmer & Nelson did not advise Dr. Abravanel's that: (i) the internal controls necessary to develop reliable financial statements did not exist, (ii) that information had come to the accountant's attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management, (iii) there was a need to expand significantly the scope of its audit, or that information had come to the attention of Balmer & Nelson during said time period, that, if further investigated, may (a) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements) or (b) cause it to be unwilling to rely on management's representations or be associated with Dr. Abravanel's financial statements, and
(iv) information had come to the accountant's attention that it had concluded materially impacted the fairness or reliability of either (a) a previously issued audit report or the underlying financial statements, or (b) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

     On April 14, 2000, Dr. Abravanel's engaged Randy R. Simpson, CPA, P.C., as the new independent accountant engaged as the principal accountant to audit Dr. Abravanel's financial statements. During Dr. Abravanel's two most recent fiscal years, and any subsequent interim period prior to engaging Randy R. Simpson, neither Dr. Abravanel's nor anyone on its behalf consulted Randy R. Simpson regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered on Dr. Abravanel's financial statements, or (iii) any matter which was either the subject of a disagreement (there were no disagreements, as stated above) or a reportable event (as described in Item 304(a)(1)(V) of Regulation S-K). The decision to engage Randy R. Simpson as Dr. Abravanel's new accountant was recommended and approved by the board of directors of Dr. Abravanel.

RECENT SALES OF UNREGISTERED SECURITIES

     See discussion regarding the issuance of shares in the section entitled "Cash Requirements," page 17.

                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    EXHIBITS

  EXHIBIT
   NUMBER                             DESCRIPTION
  -------                             -----------
 (3)(i)(1)    Registrant's Articles of Incorporation, as amended.(5)
 (3)(ii)(1)   Registrant's Bylaws(1)
 (4)(i)(1)    Specimen Stock Certificate(2)
 (4)(i)(2)    Secured Convertible Debenture(5)
 (4)(i)(3)    Securities Purchase Agreement(5)
 (4)(i)(4)    Stock Purchase Warrant(5)
 (4)(i)(5)    Certificate of Designation-Convertible Preferred Series A(7)
 (4)(i)(6)    Certificate of Designation-Convertible Preferred Series B(7)
 (4)(i)(7)    Form of Secured Convertible Debenture with Sea Spray
              Holdings, Ltd. (previously filed)
 (4)(i)(8)    Form of Warrant in favor of Sea Spray Holdings, Ltd.
              (previously filed)
 (5)(i)(1)    Opinion of Bondy & Schloss LLP as to the legality of the
              securities being offered (previously filed)
(10)(i)(1)    Acquisition Agreement by and between Registrant and Torso
              Tiger, Inc.(3)
(10)(i)(2)    License Agreement(3)
(10)(i)(3)    Mutual Release and Settlement Agreement with Greenwood And
              Hall(3)
(10)(i)(4)    Settlement Agreement and Full Release with David M. Vitko,
              D.V. Back Products, Inc., General Partner, Backstroke,
              Ltd.(3)
(10)(i)(5)    Addendum Manufacturing, Marketing and Distribution Agreement
              with Dean Tornabene(3)
(10)(i)(6)    Settlement Agreement and Full Release with Cactus Jack(5)
(10)(i)(7)    Letter of Understanding with First Equity Capital(3)
(10)(i)(8)    Lease with David Cuniff, dated May 19, 2000(4)
(10)(i)(9)    License Agreement by and between Registrant and Lohan Media,
              LLC(5)
(10)(i)(10)   Vision Publishing Inc./Technical Analysis Agreement(5)
(10)(i)(11)   Infomercial Marketing and Distribution Agreement(5)
(10)(ii)(1)   Executive Employment Agreement between Registrant and Daniel
              Hoyng(5)
(10)(ii)(2)   Executive Employment Agreement between Registrant and Ernest
              Zavoral(5)
(10)(ii)(3)   Executive Employment Agreement between Registrant and Marek
              Lozowicki(5)
(10)(ii)(4)   Executive Employment Agreement between Registrant and Lisa
              Ulshafer(5)
(10)(ii)(5)   Executive Employment Agreement between Registrant and Robert
              Tilton(5)
(10)(ii)(6)   Executive Employment Agreement between Registrant and Alan
              E. Ricks(5)
(10)(ii)(7)   Executive Employment Agreement between Registrant and
              William F. Gross(5)
(10)(ii)(8)   Executive Employment Agreement between Registrant and
              Douglas Blattner(6)
(10)(ii)(9)   Executive Employment Agreement between Registrant and Daniel
              Hoyng, dated as of June 29, 2001 (previously filed)
(10)(ii)(10)  Executive Employment Agreement between Registrant and Ernest
              Zavoral, dated as of June 29, 2001 (previously filed)
(10)(ii)(11)  Executive Employment Agreement between Registrant and Marek
              Lozowicki, dated as of June 29, 2001 (previously filed)
(10)(ii)(12)  Executive Employment Agreement between Registrant and
              Clinton Smith, dated as of June 29, 2001 (previously filed)

  EXHIBIT
   NUMBER                             DESCRIPTION
  -------                             -----------
(10)(ii)(13)  Form of Executive Employment Agreement between Registrant and Gregory L. Kofford, dated as of August 13, 2001
              (previously filed)
(23)(i)(1)    Consent of Bondy & Schloss, CPA, P.C. (included in Exhibit
              (5)(i)(1))
(23)(i)(2)    Consent of Randy Simpson, CPA, P.C. (previously filed)
(23)(i)(3)    Consent of Merdinger, Fruchter, Rosen & Corso, P.C. (filed herewith)

---------------
(1) Registration Statement on Form 10-SB of Registrant (f/k/a Dr. Abravanel's Formulas, Inc.).

(2) Registration Statement on Form S-8 of Registrant, No. 333-49642.

(3) Quarterly Report of Registrant on Form 10-QSB for the quarter ended May 31, 2000.

(4) Registration Statement on Form SB-2 of Registrant, Amendment No. 1 thereto, filed November 3, 2000.

(5) Registration Statement on Form SB-2 of Registrant, filed January 11, 2001.

(6) Annual Report of Registrant on Form 10-KSB for the year ended December 31, 2000.

(7) Registration Statement on Form SB-2 of Registrant, filed March 27, 2001.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Raynham, Massachusetts, on October 18, 2001.


                                          INFOTOPIA, INC.

                                          By: /s/     DANIEL HOYNG
                                            ------------------------------------
                                                        Daniel Hoyng
                                             Chief Executive Officer, Chairman
                                              and Director and attorney-in-fact

                                            for Ernie Zavoral and Clinton Smith



                    /s/ DANIEL HOYNG                      Chief Executive Officer, Chairman, Director
--------------------------------------------------------
                      Daniel Hoyng

                   /s/ ERNIE ZAVORAL*                     President, Director
--------------------------------------------------------
                     Ernie Zavoral

                   /s/ CLINTON SMITH*                     Director
--------------------------------------------------------
                     Clinton Smith

                  /s/ GREGORY KOFFORD                     Chief Financial Officer and Chief Accounting
--------------------------------------------------------  Officer
                    Gregory Kofford



* Signing by power of attorney given to Daniel Hoyng dated July 23, 2001